Transamerica Life Insurance Company Administrative Office: 4333 Edgewood Road NE – MS 4240 Cedar Rapids, Iowa 52499

April 22, 2015

[VIA EDGAR]

Alison White, Esq.

U.S. Securities and Exchange Commission

100 F Street NE

Washington, DC 20549-0506

Re:	Transamerica Life Insurance Company

Separate Account VA B (“Registrant”)

Post-Effective Amendment No. 4 to Registrant’s Form N-4

Registration Statement (File No. 333-185573)

Transamerica Financial Life Insurance Company

Separate Account VA BNY (“Registrant”)

Post-Effective Amendment No. 4 to Registrant’s Form N-4

Registration Statement (File No. 333-185574)

Ms. White:

This letter responds to comments that you provided via telephone on March 10, 2015 with respect to the Transamerica Variable Annuity Series, Members Variable Annuity Series and Partners Variable Annuity Series documents contained in the above-referenced post-effective amendments to Registrants’ registration statements (“Amendments”). For your convenience, I have restated those comments below, and followed each comment with our response.

Unless otherwise indicated, all capitalized terms used herein have the same meaning as defined in the applicable documents.

GENERAL COMMENTS

1) Please provide a Tandy Rep with your response.

Response: The Registrants acknowledge that:

1.	The Registrants are responsible for the adequacy and accuracy of the disclosure in the filing;

Member of the Group

Alison White, Esq.

U.S. Securities and Exchange Commission

April 22, 2015

Page | 2

2.	Comments by the Commission staff or changes to disclosure in response to staff comments in the filing reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and

3.	The Registrants may not assert staff comments as a defense in any proceeding initiated by the Commission under the federal securities laws of the United States, except to the extent otherwise legally permissible.

PROSPECTUS COMMENTS

2) Cover Page. Please list the individual portfolio names instead of just the portfolio companies.

Response: The disclosure has been revised. Please see attached.

3) Fee Table. The maximum special service fee has been increased in the fee table. Please add disclosure to indicate that the new fee only applies to contracts issued on or after May 1, 2015.

Response: The disclosure has been revised. Please see attached.

4) Directly below the Optional Rider Fees heading, there are subheadings entitled, “Additional Death Distribution Rider and Additional Death Distribution + Rider.” Please revise the Optional Rider Fees heading to indicate that the section is specific to death benefits.

Response: The disclosure has been revised. Please see attached.

5) Examples: The expense examples should reflect the most expensive rider combination, even the discontinued ones.

Response: While we do not believe adding this disclosure is required by Form N-4, per the Staff’s request, the disclosure has been revised. Please see attached.

6) Investment restrictions. Please better clarify how the Investment Restrictions language applies to the volatility control language.

Response: The disclosure has been revised. Please see attached.

7) Please identify which portfolios use volatility control strategies.

Response: The disclosure has been revised. Please see attached.

Alison White, Esq.

U.S. Securities and Exchange Commission

April 22, 2015

Page | 3

8) Retirement Income Max® Base Benefit: The last sentence of the paragraph states, “The withdrawal percentage and growth percentage that are used to determine your rider withdrawal amount will be disclosed in a Rate Sheet Prospectus Supplement which may be amended from time to time by the Company.” Please provide a disclosure in this paragraph, similar to the Rate Sheet, that the Company is under no obligation to notify contract owners when the rate sheet has been amended.

Response: The disclosure has been revised. Please see attached.

9) Please provide the same disclosure noted in comment 8 above in the Withdrawal Percentage Section.

Response: The disclosure has been revised. Please see attached.

10) In the withdrawal Percentage Section, there is a sentence that states, “In order to receive the applicable withdrawal percentage: (1) your application must be signed and received within the stated time period during which such withdrawal percentages are applicable…” The Rate Sheet Supplement suggests that an application may be received up to 7 days after the date the Rate Sheet Supplement is no longer effective. Please reconcile.

Response: The disclosure has been revised. Please see attached.

SUPPLEMENT COMMENTS

11) Please advise whether an existing contract owner will be provided with the current Rate Sheet (dated May 1, 2015) in his/her May 1, 2015 annual update prospectus. If the contract owner receives such Rate Sheet, please explain why this is appropriate.

Response: The current Rate Sheet, dated May 1, 2015, will be sent with the May 1, 2015 prospectus to existing contract owners. We note that the Retirement Income Max rider may be elected after contract issue. Accordingly, we send such rate sheet in the May 1, 2015 annual update prospectus in the event the contract owner is eligible to add the rider. Customers who previously elected the Retirement Income Max are referred by the Prospectus and the Rate Sheet Supplement to the Statement of Additional Information for the information applicable to them.

12) Please bold or italicize the sentence “We are under no obligation to notify you that the Rate Sheet Prospectus Supplement is no longer in effect.”

Response: The disclosure has been revised. Please see attached.

Alison White, Esq.

U.S. Securities and Exchange Commission

April 22, 2015

Page | 4

STATEMENT OF ADDITIONAL INFORMATION COMMENTS

13)      Appendix Prior Withdrawal and Growth Percentages. Regarding both the withdrawal and growth percentages, please clarify that the end date should not instead be May 1, 2015. Please advise or revise.

Response: The disclosure has been revised. Please see attached.

*        *        *

If you have any questions regarding these responses, please contact Alison Ryan at 213-742-5216. I appreciate your assistance with this filing.

  Sincerely,

  Alison Ryan

  Associate General Counsel and Vice President

~~PROSPECTUS (Subject to Completion Issued February 20, 2015)~~

~~(To Prospectus dated May 1, 2015)~~

TRANSAMERICA VARIABLE ANNUITY SERIES

Transamerica Life Insurance Company Separate Account B (EST. 1/19/1990) 4333 Edgewood Road NE Cedar Rapids, Iowa 52499-0001 (800)525-6205 www.transamerica.com	Transamerica Financial Life Insurance Company Separate Account BNY (EST. 9/27/1994) 4333 Edgewood Road NE Cedar Rapids, Iowa 52499-0001 (800)525-6205 www.transamerica.com

This prospectus describes information you should know before you purchase a Transamerica Variable Annuity Series variable annuity. The prospectus describes a contract between each owner and joint owner (“you”) and Transamerica Life Insurance Company or Transamerica Financial Life Insurance Company (“us,” “we,” “our” or “Company”). This is an individual, deferred, flexible premium variable annuity. This variable annuity allows you to allocate your premium payments among the fixed account (if available) and the ~~following portfolio companies~~underlying fund portfolios~~:~~.

~~AllianceBernstein Variable Products Series Fund, Inc.• American Funds Insurance Series® Trust • Fidelity® Variable Insurance Products Fund • GE Investments Funds, Inc. • Transamerica Series Trust~~

This prospectus also refers to the following share classes: B-Share, C-Share, L-Share and X-Share. A share class will be selected on your application and identified in your policy.

This prospectus and the underlying fund prospectuses give you important information about the policies and the underlying fund portfolios. Please read them carefully before you invest and keep them for future reference. You can also contact us to get a Statement of Additional Information (SAI) free of charge. The SAI contains more information about this policy. A registration statement, including the SAI, has been filed with the Securities and Exchange Commission (SEC) and the SAI is incorporated herein by reference. The prospectus and SAI can also be obtained from the SEC’s website (www.sec.gov). The table of contents of the SAI is included at the end of this prospectus. The Securities and Exchange Commission has not approved or disapproved these securities, or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

If you elect the X-Share, we will add a credit to your policy value for each premium payment that you make. Generally, an annuity with a premium enhancement will have higher overall expenses than a similar annuity without a premium enhancement; the amount credited under the premium enhancement may be more than offset by the additional fees and charges associated with the premium enhancement. You should always consider the expenses along with the features and enhancements to be sure that any annuity meets your financial needs and goals.

This variable annuity may not be suitable for everyone. This variable annuity may not be appropriate for people who do not have a long investment time horizon and is not appropriate for people who intend to engage in market timing. You will get no additional tax advantage from this variable annuity if you are investing in a variable annuity through a tax-advantaged retirement plan (such as a 401(k) plan or Individual Retirement Account (“IRA”)). This prospectus is not intended to provide tax, accounting or legal advice.

We are not an investment adviser nor are we registered as such with the SEC or any state securities regulatory authority. We are not acting in any fiduciary capacity with respect to your policy nor are we acting in any capacity on behalf of any tax-advantaged retirement plan. This information does not constitute personalized investment advice or financial planning advice.

Prospectus Date: May 1, 2015

Statement of Additional Information Date: May 1, 2015

ii

The subaccounts available under this policy invest in the following underlying fund portfolios:

SUBACCOUNT	UNDERLYING FUND PORTFOLIO
AB Balanced Wealth Strategy Portfolio - Class B	AB Balanced Wealth Strategy Portfolio - Class B
AB Growth and Income Portfolio – Class B	AB Growth and Income Portfolio – Class B
American Funds - Asset Allocation FundSM - Class 2	American Funds - Asset Allocation FundSM - Class 2
American Funds - Bond FundSM - Class 2	American Funds - Bond FundSM - Class 2
American Funds - Growth FundSM - Class 2	American Funds - Growth FundSM - Class 2
American Funds - Growth-Income FundSM - Class 2	American Funds - Growth-Income FundSM - Class 2
American Funds - International FundSM - Class 2	American Funds - International FundSM - Class 2
Fidelity VIP Balanced Portfolio - Service Class 2	Fidelity VIP Balanced Portfolio - Service Class 2
Fidelity VIP Contrafund ® Portfolio – Service Class 2	Fidelity VIP Contrafund ® Portfolio – Service Class 2
Fidelity VIP Mid Cap Portfolio – Service Class 2	Fidelity VIP Mid Cap Portfolio – Service Class 2
Fidelity VIP Value Strategies Portfolio – Service Class 2	Fidelity VIP Value Strategies Portfolio – Service Class 2
GE Investments Total Return Fund - Class 3	GE Investments Total Return Fund - Class 3
TA Aegon High Yield Bond - Service Class	Transamerica Aegon High Yield Bond VP – Service Class
TA Aegon Money Market - Service Class	Transamerica Aegon Money Market VP – Service Class
TA Aegon Tactical Vanguard ETF - Balanced - Service Class	Transamerica Aegon Active Asset Allocation - Moderate VP - Service Class
TA Aegon Tactical Vanguard ETF - Conservative - Service Class	Transamerica Aegon Active Asset Allocation - Conservative VP - Service Class
TA Aegon Tactical Vanguard ETF - Growth - Service Class	Transamerica Aegon Active Asset Allocation - Moderate Growth VP - Service Class
TA Aegon U.S. Government Securities - Service Class	Transamerica Aegon U.S. Government Securities VP – Service Class
TA AB Dynamic Allocation - Service Class	Transamerica AB Dynamic Allocation VP - Service Class
TA American Funds Managed Risk - Balanced - Service Class	Transamerica American Funds Managed Risk VP - Service Class
TA Asset Allocation - Conservative - Service Class	Transamerica Asset Allocation - Conservative VP – Service Class
TA Asset Allocation - Growth - Service Class	Transamerica Asset Allocation - Growth VP – Service Class
TA Asset Allocation - Moderate - Service Class	Transamerica Asset Allocation - Moderate VP – Service Class
TA Asset Allocation - Moderate Growth - Service Class	Transamerica Asset Allocation - Moderate Growth VP – Service Class
TA Barrow Hanley Dividend Focused - Service Class	Transamerica Barrow Hanley Dividend Focused VP – Service Class
TA BlackRock Global Allocation - Service Class	Transamerica BlackRock Global Allocation VP - Service Class
TA BlackRock Global Allocation Managed Risk - Balanced - Service Class	Transamerica BlackRock Global Allocation Managed Risk - Balanced VP - Service Class
TA BlackRock Global Allocation Managed Risk - Growth - Service Class	Transamerica BlackRock Global Allocation Managed Risk - Growth VP - Service Class
TA BlackRock Tactical Allocation - Service Class	Transamerica BlackRock Tactical Allocation VP - Service Class
TA Clarion Global Real Estate Securities - Service Class	Transamerica Clarion Global Real Estate Securities VP – Service Class
TA International Moderate Growth - Service Class	Transamerica International Moderate Growth VP – Service Class
TA JPMorgan Core Bond - Service Class	Transamerica JPMorgan Core Bond VP - Service Class
TA JPMorgan Enhanced Index - Service Class	Transamerica JPMorgan Enhanced Index VP – Service Class
TA JPMorgan Mid Cap Value - Service Class	Transamerica JPMorgan Mid Cap Value VP – Service Class
TA JPMorgan Tactical Allocation - Service Class	Transamerica JPMorgan Tactical Allocation VP - Service Class
TA Janus Balanced - Service Class	Transamerica Janus Balanced VP – Service Class
TA Jennison Growth - Service Class	Transamerica Jennison Growth VP – Service Class
TA Legg Mason Dynamic Allocation - Balanced - Service Class	Transamerica Legg Mason Dynamic Allocation - Balanced VP - Service Class
TA Legg Mason Dynamic Allocation - Growth - Service Class	Transamerica Legg Mason Dynamic Allocation - Growth VP - Service Class
TA MFS International Equity - Service Class	Transamerica MFS International Equity VP – Service Class

iii

SUBACCOUNT	UNDERLYING FUND PORTFOLIO
TA Market Participation Strategy - Service Class	Transamerica Market Participation Strategy VP - Service Class
TA Morgan Stanley Capital Growth - Service Class	Transamerica Morgan Stanley Capital Growth VP – Service Class
TA Morgan Stanley Mid Cap Growth - Service Class	Transamerica Morgan Stanley Mid-Cap Growth VP – Service Class
TA Multi-Managed Balanced - Service Class	Transamerica Multi-Managed Balanced VP – Service Class
TA Multi-Manager Alternative Strategies	Transamerica Multi-Manager Alternative Strategies VP
TA PineBridge Inflation Opportunities- Service Class	Transamerica PineBridge Inflation Opportunities VP - Service Class
TA PIMCO Tactical - Balanced - Service Class	Transamerica PIMCO Tactical – Balanced VP – Service Class
TA PIMCO Tactical - Conservative - Service Class	Transamerica PIMCO Tactical – Conservative VP – Service Class
TA PIMCO Tactical - Growth - Service Class	Transamerica PIMCO Tactical – Growth VP – Service Class
TA PIMCO Total Return - Service Class	Transamerica PIMCO Total Return VP – Service Class
TA Systematic Small Mid Cap Value - Service Class	Transamerica Systematic Small/Mid Cap Value VP – Service Class
TA T. Rowe Price Small Cap - Service Class	Transamerica T. Rowe Price Small Cap VP – Service Class
TA TS&W International Equity - Service Class	Transamerica TS&W International Equity VP – Service Class
TA Torray Concentrated Growth - Service Class	Transamerica Torray Concentrated Growth VP – Service Class
TA Vanguard ETF - Balanced - Service Class	Transamerica Vanguard ETF Portfolio - Balanced VP - Service Class
TA Vanguard ETF - Conservative - Service Class	Transamerica Vanguard ETF Portfolio - Conservative VP - Service Class
TA Vanguard ETF - Growth - Service Class	Transamerica Vanguard ETF Portfolio - Growth VP - Service Class
TA WMC US Growth - Service Class	Transamerica WMC US Growth VP – Service Class

iv

FEE TABLE AND EXPENSE EXAMPLES

The following describes the fees and expenses that you will pay when buying, owning, and surrendering the policy. We have included any applicable fees and expenses that differ based on share class. Please be certain to review the notes following the fee table and expense examples for further information about the fees and charges presented. The order of the notes follows the order in which the fees and charges under the policy are presented in the fee tables and the expense examples.

The fee table applies only to the accumulation phase and reflects the maximum charges unless otherwise noted. During the income phase the fees may be different than those described in the Fee Table. See EXPENSES.

The first section describes the fees and expenses that you will pay at the time that you buy the policy, surrender the policy, or transfer cash value between investment options. State premium taxes may also be deducted. State premium taxes currently range from 0% -~~4%~~3.5%. Excess interest adjustments may be made to amounts surrendered, ~~or~~transferred or applied to annuity payment options from cash value from the fixed account. (All fees are maximum for purchases made while this prospectus is effective unless otherwise noted.)

	B-Share	C-Share	L-Share	X-Share

Owner Transaction Expenses:
Front-End Sales Load On Purchase Payments	0%	0%	0%	0%
Contingent Deferred Surrender Charges (as a percentage of premium surrendered)
Number of Years Since Premium Payment Date
Year 1	8%	0%	8%	9%
Year 2	8%	0%	8%	8%
Year 3	7%	0%	7%	7%
Year 4	6%	0%	6%	6%
Year 5	5%	0%	0%	5%
Year 6	4%	0%	0%	4%
Year 7	3%	0%	0%	3%
Year 8	0%	0%	0%	2%
Year 9	0%	0%	0%	1%
Year 10+	0%	0%	0%	0%
Transfer Fee	$0-$10	$0-$10	$0-$10	$0-$10
Special Service Fee	$0-$50*	$0-$50*	$0-$50*	$0-$50*

* $0 - $25 for policies issued prior to May 1, 2015.

The next section describes the fees and expenses that you will pay periodically during the time that you own the policy, not including portfolio fees and expenses. (All fees are maximum for purchases made while this prospectus is effective unless otherwise noted.)

Classes	B-Share	C-Share	L-Share	X-Share

Annual Service Charge	$0-$50	$0-$50	$0-$50	$0-$50
Separate Account Annual Expenses (as a percentage, annually, of average separate account value):
Mortality and Expense Risk Fee	1.00%	1.40%	1.35%	1.35%
Administrative Charge	0.15%	0.15%	0.15%	0.15%
Total Base Separate Account Annual Expenses	1.15%	1.55%	1.50%	1.50%
Optional Separate Account Expenses:
Return of Premium Death Benefit	0.15%	0.15%	0.15%	0.15%
Annual Step-Up Death Benefit	0.35%	0.35%	0.35%	0.35%
Fund Facilitation Fee	0.30%	0.30%	0.30%	0.30%
Liquidity Rider (only available with B-Share)	0.50%	—	—	—
Total Separate Account Annual Expenses with Highest Optional Separate Account Expenses	2.30%	2.20%	2.15%	2.15%

Classes	B-Share	C-Share	L-Share	X-Share

Optional ~~Rider Charges~~ Death Benefit Riders:
Additional Death Distribution (annual charge based on policy value)	0.25%	0.25%	0.25%	0.25%
Additional Death Distribution + (annual charge based on policy value)	0.55%	0.55%	0.55%	0.55%

			Maximum	Current

Optional Guaranteed Lifetime Withdrawal Benefit ~~Rider Charges~~ Riders:
Guaranteed Principal SolutionSM (aka Living Benefits Rider) (annual charge - % of Principal Back Total Withdrawal Base)			1.25%	1.25%
Retirement Income Max ® (annual charge - % of Withdrawal Base)			2.00%	1.25%
Retirement Income Choice ® 1.6 (annual charge - % of Withdrawal Base) (for riders issued on or after May 1, 2014)
Base Benefit Designated Allocation Group A			2.20%	1.45%
Base Benefit Designated Allocation Group B			1.85%	1.10%
Base Benefit Designated Allocation Group C			1.45%	0.70%
Additional Benefits available with Retirement Income Choice ® 1.6 rider:
Death Benefit - (Single Life Option)			0.40%	0.40%
Death Benefit - (Joint Life Option)			0.35%	0.35%
Income EnhancementSM - (Single Life Option - Not available in NY)			0.30%	0.30%
Income EnhancementSM - (Joint Life Option - Not available in NY)			0.50%	0.50%
Retirement Income Choice ® 1.6 (annual charge - % of Withdrawal Base) (for riders issued prior to May 1, 2014)
Base Benefit Designated Allocation Group A			2.30%	1.55%
Base Benefit Designated Allocation Group B			1.85%	1.10%
Base Benefit Designated Allocation Group C			1.45%	0.70%
Additional Benefits available with Retirement Income Choice ® 1.6 rider:
Death Benefit - (Single Life Option)			0.40%	0.40%
Death Benefit - (Joint Life Option)			0.35%	0.35%
Income EnhancementSM - (Single Life Option - Not available in NY)			0.30%	0.30%
Income EnhancementSM - (Joint Life Option - Not available in NY)			0.50%	0.50%

			Maximum	Current

Optional Guaranteed Lifetime Withdrawal Benefit Rider - No Longer Available:
Income LinkSM (annual charge - % of Withdrawal Base)			2.00%	1.25%

The next section shows the lowest and highest total operating expenses charged by the underlying fund portfolios for the year ended December 31, 2014 (before any fee waiver or expense reimbursements). Expenses may be higher or lower in future years. More detail concerning each portfolio’s fees and expenses is contained in the prospectus for each portfolio.

Total Portfolio Annual Operating Expenses (Expenses that are deducted from portfolio assets, including management fees, distribution and/or service 12b-1 fees, and other expenses):
Lowest Gross	0.54%~~%~~
Highest Gross	10.38%~~%~~

The following ~~Example is~~Examples are intended to help you compare the cost of investing in the policy with the cost of investing in other variable annuity policies. These costs include owner transaction expenses, policy fees, separate account annual expenses, and portfolio fees and expenses.

The Example assumes that you invest $10,000 in the policy for the time periods indicated. The Example also assumes that your policy has a 5% return each year, the highest Total Portfolio Annual Operating Expenses of any of the portfolios for the year ended December 31, 2014, and the base policy with the combination of available optional features or riders with the highest fees and expenses, including the highest Fund Facilitation Fee, Annual Step-Up Death Benefit, Additional Death Distribution+ Rider, and Retirement Income Choice® 1.6 Rider ~~-~~ – Joint Life with additional Death Benefit and Income EnhancementSM options (~~as of~~prior to May 1, 2014). Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Expense Examples:

If the policy is surrendered at the end of the applicable time period:

	B-Share	B-Share w/Liquidity Rider	C-Share	L-Share	X-Share

1 Year	$ 2,171	$ 2,215	$ 1,486	$ 2,201	$ 2,290
3 Years	$ 4,656	$ 4,757	$ 4,107	$ 4,727	$ 4,725
5 Years	$ 6,671	$ 6,320	$ 6,322	$ 6,309	$ 6,757
10 Years	$10,396	$10,423	$10,473	$10,464	$10,462

If the policy is annuitized at the end of the applicable time period or if you do not surrender your policy:

	B-Share	B-Share w/Liquidity Rider	C-Share	L-Share	X-Share

1 Year	$ 1,451	$ 1,495	$ 1,486	$ 1,481	$ 1,480
3 Years	$ 4,026	$ 4,127	$ 4,107	$ 4,097	$ 4,095
5 Years	$ 6,221	$ 6,320	$ 6,322	$ 6,309	$ 6,307
10 Years	$10,396	$10,423	$10,473	$10,464	$10,462

The Example assumes that you invest $10,000 in the policy for the time periods indicated. The Example also assumes that your policy has a 5% return each year, the highest Total Portfolio Annual Operating Expenses of any of the portfolios for the year ended December 31, 2014, and the base policy with the combination of available optional features or riders with the highest fees and expenses, including the highest Fund Facilitation Fee, Annual Step-Up Death Benefit, Additional Death Distribution+ Rider and Retirement Income Choice® 1.6 Rider - Joint Life with additional Death Benefit and Income EnhancementSM options (on or after May 1, 2014). Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Expense Examples:

If the policy is surrendered at the end of the applicable time period:

	B-Share	B-Share w/Liquidity Rider	C-Share	L-Share	X-Share

1 Year	$ 2,161	$ 2,205	$ 1,477	$ 2,192	$ 2,281
3 Years	$ 4,630	$ 4,732	$ 4,081	$ 4,701	$ 4,699
5 Years	$ 6,631	$ 6,280	$ 6,282	$ 6,269	$ 6,717
10 Years	$10,329	$10,356	$10,407	$10,397	$10,396

If the policy is annuitized at the end of the applicable time period or if you do not surrender your policy:

	B-Share	B-Share w/Liquidity Rider	C-Share	L-Share	X-Share

1 Year	$ 1,441	$ 1,485	$ 1,477	$ 1,472	$ 1,471
3 Years	$ 4,000	$ 4,102	$ 4,081	$ 4,071	$ 4,069
5 Years	$ 6,181	$ 6,280	$ 6,282	$ 6,269	$ 6,267
10 Years	$10,329	$10,356	$10,407	$10,397	$10,396

Please remember that ~~the Example is an illustration and does~~these Examples are illustrations and do not represent past or future expenses. Your actual expenses may be lower or higher than those reflected in the ~~Example~~Examples. Similarly, your rate of return may be more or less than the 5% assumed in the ~~Example~~Examples.

For information concerning compensation paid for the sale of the policies, see OTHER INFORMATION - Distributor of the Policies.

NOTES TO FEE TABLE AND EXPENSE EXAMPLES

Owner Transaction Expenses:

Maximum Surrender Charge: The surrender charge, if any is imposed, applies to each premium payment, regardless of how policy value is allocated among the investment options. The surrender charge decreases based on the number of years since the premium payment was made.

Transfer Fee: The transfer fee, if any is imposed, applies to each policy, regardless of how policy value is allocated among the investment options. There is no fee for the first 12 transfers per policy year. For additional transfers, we may charge a fee of $10 per transfer.

Special Service Fees: We may deduct a charge for special services, including overnight delivery; duplicate policies; non-sufficient checks on new business; duplicate Form 1099 and Form 5498 tax forms; duplicate disclosure documents and semi-annual reports; check copies; printing and mailing previously submitted forms; and asset verification requests from mortgage companies. We may charge a fee for each service performed. In addition, we may consider as special services customer initiated changes, modifications and transactions which are submitted in such a manner as to ~~require the Company~~ require us to incur additional processing costs.

Annual Service Charge:

The maximum annual service charge is $50 per policy. In no event will the service charge exceed 2% of the policy value or the maximum amount.

Criteria for Potential Waiver	Potential Waiver Amount*

Policy Value or sum of all premium payments less all withdrawals:
$50,000 thru $249,999.99	up to $35
$250,000 or more	up to $50
Participation in e-delivery program	up to $15

*	In no event will we waive in the aggregate more than the actual annual service charge for any policy year.

Separate Account Annual Expenses:

Mortality and Expense Risk Fee: The mortality and expense risk fee shown is for the accumulation phase with the base death benefit. During the income phase, the mortality and expense risk fee is at an annual rate of 1.25%.

Optional Separate Account Expenses: Any optional separate account expense is in addition to the mortality and expense risk and administrative fees.

Redemption fees, transfer limits, and other procedures or restrictions imposed by the underlying funds or our competitors may be more or less successful than ours in deterring market timing or other disruptive trading and in preventing or limiting harm from such trading.

In the absence of a prophylactic transfer restriction (e.g., expressly limiting the number of trades within a given period or limiting trades by their size), it is likely that some level of market timing and disruptive trading will occur before it is detected and steps taken to deter it (although some level of market timing and disruptive trading can occur with a prophylactic transfer restriction). As noted above, we do not impose a prophylactic transfer restriction and, therefore, it is likely that some level of market timing and disruptive trading will occur before we are able to detect it and take steps in an attempt to deter it.

Please note that the limits and restrictions described herein are subject to our ability to monitor transfer activity. Our ability to detect market timing or disruptive trading may be limited by operational and technological systems, as well as by our ability to predict strategies employed by owners (or those acting on their behalf) to avoid detection. As a result, despite our efforts to prevent harmful trading activity among the variable investment options available under this variable insurance product, there is no assurance that we will be able to detect or deter market timing or disruptive trading by such owners or intermediaries acting on their behalf. Moreover, our ability to discourage and restrict market timing or disruptive trading may be limited by decisions of state regulatory bodies and court orders that we cannot predict.

Furthermore, we may revise our policies and procedures in our sole discretion at any time and without prior notice, as we deem necessary or appropriate (1) to better detect and deter harmful trading that may adversely affect other owners, other persons with material rights under the variable insurance products, or underlying fund shareholders generally, (2) to comply with state or federal regulatory requirements, or (3) to impose additional or alternative restrictions on owners engaging in market timing or disruptive trading among the investment options under the variable insurance product. In addition, we may not honor transfer requests if any variable investment option that would be affected by the transfer is unable to purchase or redeem shares of its corresponding underlying fund portfolio.

Underlying Fund Portfolio Frequent Trading Policies. The underlying fund portfolios may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares. Underlying fund portfolios may, for example, assess a redemption fee (which we reserve the right to collect) on shares held for less than a certain period of time. The prospectuses for the underlying fund portfolios describe any such policies and procedures. The frequent trading policies and procedures of an underlying fund portfolio may be different, and more or less restrictive, than the frequent trading policies and procedures of other underlying fund portfolios and the policies and procedures we have adopted for our variable insurance products to discourage market timing and disruptive trading. Owners should be aware that we do not monitor transfer requests from owners or persons acting on behalf of owners against, nor do we apply, the frequent trading policies and procedures of the respective underlying fund portfolios that would be affected by the transfers.

Owners should be aware that we are required to provide to an underlying fund portfolio or its payee, promptly upon request, certain information about the trading activity of individual owners, and to restrict or prohibit further purchases or transfers by specific owners or persons acting on their behalf, identified by an underlying fund portfolio as violating the frequent trading policies established for the underlying fund portfolio.

Omnibus Orders. Owners and other persons with material rights under the variable insurance products also should be aware that the purchase and redemption orders received by the underlying fund portfolios generally are “omnibus” orders from intermediaries such as retirement plans and separate accounts funding variable insurance products. The omnibus orders reflect the aggregation and netting of multiple orders from individual retirement plan participants and individual owners of variable insurance products. The omnibus nature of these orders may limit the underlying fund portfolios’ ability to apply their respective frequent trading policies and procedures.

We cannot guarantee that the underlying fund portfolios will not be harmed by transfer activity relating to the retirement plans or other insurance companies that may invest in the underlying fund portfolios. These other insurance companies are responsible for their own policies and procedures regarding frequent transfer activity. If their policies and procedures fail to successfully discourage harmful transfer activity, it may affect other owners of underlying fund portfolio shares, as well as the owners of all of the variable annuity or life insurance policies, including ours, whose variable investment options correspond to the affected underlying fund portfolios. In addition, if an underlying fund portfolio believes that an omnibus order we submit may reflect one or more transfer requests from owners engaged in market timing and disruptive trading, the underlying fund portfolio may reject the entire omnibus order and thereby delay or prevent us from implementing your request.

Investment Restrictions

If you elect certain optional riders, you will be subject to investment restrictions requiring you to invest in certain underlying fund portfolios, known as designated investment options. In the future, we may change the investment restrictions.

One or more of the underlying fund portfolios that may be designated investment options under each optional rider, in part, may include a volatility control strategy. Volatility control strategies, in periods of high market volatility, could limit your participation in market gains; this may conflict with your investment objectives by limiting your ability to maximize potential growth of your policy value and, in turn, the value of any guaranteed benefit that is tied to investment performance. Volatility control strategies are intended to help limit overall volatility and reduce the effects of significant market downturns during periods of high market volatility, providing policy owners with the opportunity for smoother performance and better risk adjusted returns. Volatility control (and similar terms) can encompass a variety of investment strategies of different types and degrees; therefore, you should read the applicable annuity and underlying fund portfolio prospectuses carefully to understand how these investment strategies may affect your policy value and rider benefits. ~~The Company~~Our ~~’s~~ requirement to invest in accordance with designated investment options, which may include volatility control, may reduce our costs and risks associated with this rider. You pay an additional fee for the rider benefits which, in part, pay for protecting the rider benefit base from investment losses. Since the rider benefit base does not decrease as a result of investment losses, volatility control strategies might not provide meaningful additional benefit to you. You should carefully evaluate with your financial advisor whether to invest in underlying fund portfolios with volatility control strategies, taking into consideration the potential positive or negative impact that such strategy may have on your investment objectives, your policy value and the benefits under the riders. If you determine that funds with volatility control strategies are not consistent with your investment objectives, there continues to be other designated investment options available under the riders that do not invest in funds that utilize volatility control strategies.

For more information about the underlying fund portfolios and the investment strategies they employ, please refer to the underlying fund portfolios’ current prospectuses.

EXPENSES

There are charges and expenses associated with your policy that reduce the return on your investment in the policy. In addition to the following charges, there are optional benefits that if selected, assess additional charges. Please see ADDITIONAL FEATURES for more information.

Surrender Charges

During the accumulation phase, you can surrender part or all of the cash value (restrictions may apply to qualified policies). We may apply a surrender charge to compensate us for start-up expenses of the policy relating to sales, including commissions to registered representatives and other promotional expenses.

You can surrender up to 10% of your premium payments each policy year free of surrender charges. This amount is referred to as the surrender charge free amount and is determined at the time of surrender. (This amount is not cumulative, so not surrendering anything in one year does not increase the surrender charge free amount in subsequent years.) If the surrender is in excess of the surrender charge free amount, you might have to pay a surrender charge, which is a contingent deferred sales charge, on the excess amount.

For example, assume you selected the B-Share and your premium is $100,000 and your policy value is $106,000 at the beginning of the second policy year and you surrender $30,000. Since that amount is more than your surrender charge free amount ($10,000), you would pay a surrender charge of $1,600 on the remaining $20,000 [8% of ($30,000 - $10,000)]. Likewise, assume you selected the B-Share and your policy value is $80,000 (premium payments $100,000) at the beginning of the second policy year and you surrender your policy. You would pay a surrender charge of $7,200 [8% of ($100,000 - ($100,000 x 10%))].

You can generally choose to receive the full amount of a requested partial surrender by directing us to deduct any applicable surrender charge (and any applicable excess interest adjustment) from your remaining policy value. You receive your cash value upon full surrender.

Surrender charges are waived if you surrender money under the Nursing Care and Terminal Condition Withdrawal Option or the Unemployment Waiver.

For surrender charge purposes, earnings are considered to be surrendered first, then the oldest premium is considered to be surrendered next. Please note, while there is no surrender charge on the withdrawal of earnings, withdrawn earnings do count towards your surrender charge free amount. This means that withdrawing earnings will reduce (possibly to zero) your surrender charge free amount (10% of premium payments) for that policy year.

Keep in mind that surrenders may be taxable and, if made before age 59 1⁄2, may be subject to a 10% federal penalty tax. For tax purposes, surrenders from nonqualified policies are considered to come from taxable earnings first.

designed to help manage our risk and support the guarantees under the rider. If you elect the Retirement Income Max® rider you cannot elect another GLWB. The tax rules for qualified policies may limit the value of this rider. Please consult a qualified tax adviser before electing the Retirement Income Max® rider for a qualified policy. Please Note: This rider may not be issued or added to Inherited IRAs (sometimes also referred to as beneficiary IRAs) ~~and/~~or ~~other~~a ~~stretch~~nonqualified ~~annuities whose required distributions are calculated using the Single Life Expectancy Table set forth in Treasury Regulation § 1.401~~annuity under which death benefits are being distributed under a stretch withdrawal option~~(a)(9)-9, A-1~~. The guaranteed lifetime withdrawal benefit is based on our claims-paying ability.

Retirement Income Max® - Base Benefit

Under this benefit, you can receive up to the rider withdrawal amount each rider year (first as withdrawals from your policy value and, if necessary because your policy value goes to zero by other than an excess withdrawal, as payments from us for life), starting with the rider year immediately following the annuitant’s (or the annuitant’s spouse if younger and the joint life option is elected) 59th birthday and lasting until the annuitant’s (or surviving spouse’s if the joint life option is elected) death (unless your withdrawal base is reduced to zero because of an “excess withdrawal”; see Withdrawal Base Adjustments, below). A rider year begins on the rider date and thereafter on each anniversary of that date. The withdrawal percentage and growth percentage that are used to determine your rider withdrawal amount will be disclosed in a Rate Sheet Prospectus Supplement which may be amended from time to time by us.~~the Company~~ We are under no obligation to notify you when we amend the Rate Sheet Prospectus Supplement. Please contact your financial intermediary or call our Administrative Office to determine whether the Rate Sheet Prospectus Supplement has been amended.

Of course, you can always withdraw an amount up to your cash value pursuant to your rights under the policy at your discretion. See the “Appendix - Hypothetical Adjusted Partial Surrenders - Guaranteed Lifetime Withdrawal Benefit Riders” for examples showing the effect of hypothetical withdrawals in more detail.

Please note:

—	You will begin paying the rider charge as of the date the rider takes effect, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid under the rider if you never choose to take withdrawals and/or if you never receive any payments under the rider.

—	We have designed this rider to allow for withdrawals from your policy value each rider year that are less than or equal to the rider withdrawal amount. You should not purchase this rider if you plan to take withdrawals in excess of the rider withdrawal amount, because such excess withdrawals may significantly reduce or eliminate the value of the guarantee provided by the rider.

—	The longer you wait to start making withdrawals under the benefit, the less time you have to benefit from the guarantee because of decreasing life expectancy as you age. On the other hand, the longer you wait to begin making withdrawals, the higher your withdrawal percentage may be, the higher the withdrawal base due to growth may be, and the more opportunities you will have to lock in a higher withdrawal base. You should carefully consider when to begin making withdrawals. There is a risk that you will not begin making withdrawals at the most financially beneficial time for you.

—	Because the guaranteed lifetime withdrawal benefit under this rider is accessed through regular withdrawals that do not exceed the rider withdrawal amount, the rider may not be appropriate for you if you do not foresee a need for liquidity and your primary objective is to take maximum advantage of the tax deferral aspect of the policy.

—	All policy value must be allocated to a limited number of specified investment options. You should consult with your registered representative to assist you in determining whether these certain investment options are suited for your financial needs and risk tolerance.

—	Any amount of withdrawals in any rider year that are in excess of the rider withdrawal amount are excess withdrawals.

—	An excess withdrawal may impact the withdrawal base on a greater than dollar-for-dollar basis and may cause you to lose the benefit of this rider.

—	Upon the death of the annuitant (or the death of the surviving spouse if the joint option is elected and the surviving spouse was eligible to and elected to continue the policy), the Retirement Income Max® rider terminates and all benefits thereunder cease.

Like all withdrawals, withdrawals while this rider is in effect also:

—	reduce your policy value;
—	reduce your base policy death benefit and other benefits;
—	may be subject to surrender charges or excess interest adjustments;
—	may be subject to income taxes and federal tax penalties; and
—	may be limited or restricted under certain qualified policies.

Rider Withdrawal Amount. You can withdraw up to the rider withdrawal amount in any rider year (after age 59) from your policy value without causing an excess withdrawal. See Withdrawal Base Adjustments below.

The rider withdrawal amount is zero if the annuitant (or the annuitant’s spouse if younger and the joint life option is elected) is not 59 years old on the rider date and remains zero until the first day of the rider year after the annuitant’s (or the annuitant’s spouse’s if younger and the joint life option is elected) 59th birthday. If the annuitant (or the annuitant’s spouse if younger and the joint life option is elected) is at least 59 years old on the rider date, then the rider withdrawal amount is equal to the withdrawal base multiplied by the withdrawal percentage (see below).

For qualified policies: If the plan participant (generally the annuitant) is at least 70 1⁄2 years old, the rider withdrawal amount for that rider year (and each subsequent rider year) is equal to the greater of:

—	the rider withdrawal amount described above; or

—	an amount equal to any minimum required distribution amount (for the tax year on that rider anniversary) calculated using only: (1) the living annuitant’s age, (2) the IRS Uniform Lifetime table or, if applicable, the Joint Life and Survivor Expectancy table, (3) the policy value of the base policy, (prior to the first rider anniversary we use the policy value on the rider date and thereafter we use the policy value on the date prescribed by the IRS) and (4) amounts from the current calendar year (no carry-over from past years).

Only amounts calculated as set forth above can be used as the rider withdrawal amount. ~~If the minimum required distribution amount (determined as set forth above) exceeds the rider withdrawal amount, the excess will not be treated as an excess withdrawal under the rider.SeeAppendix - Hypothetical Adjusted Partial Surrenders - Guaranteed Lifetime Withdrawal Benefit Riders for an example showing the effect of a minimum required distribution amount.~~

If your policy value reaches zero:

—	due to a non-excess withdrawal, then you cannot make premium payments and all other policy features, benefits, and guarantees (except those provided by this rider) are terminated. If your policy value reaches zero by other than an excess withdrawal, we will, unless instructed otherwise, disburse any remaining minimum required distribution amount for the current rider year and set up monthly payments beginning in the next rider year according to your guarantees.

—	due to an excess withdrawal, then this rider terminates (as does the policy).

Please note:

—	If the rider is added prior to the annuitant’s (or the annuitant’s spouse if younger and the joint life option is elected) 59th birthday, the rider withdrawal amount will be zero until the beginning of the rider year after the annuitant’s (or the annuitant’s spouse if younger and the joint life option is elected) 59th birthday, however, you will still be charged a rider fee prior to this time.

—	You cannot carry over any portion of your rider withdrawal amount that is not withdrawn during a rider year for withdrawal in a future rider year. This means that if you do not take the entire rider withdrawal amount during a rider year, you cannot take more than the rider withdrawal amount in the next rider year and maintain the rider’s guarantees.

—	Excess withdrawals may cause you to lose the benefit of the rider.

—	All policy value must be allocated to a limited number of specified investment options. (See Designated Investment Options below.)

Withdrawal Percentage. We use the withdrawal percentage to calculate the rider withdrawal amount. The withdrawal percentage is determined by the annuitant’s age (or the annuitant’s spouse’s age if younger and the joint life option is elected) at the time of the first withdrawal taken on or after the rider anniversary immediately following the annuitant’s (or the annuitant’s spouse’s if younger and the joint life option is elected) 59th birthday.

As noted above, the withdrawal percentage is disclosed in Rate Sheet Prospectus Supplements which may be amended by ~~the Company~~ us from time to time. We are under no obligation to notify you when we amend the Rate Sheet Prospectus Supplement. Please contact your financial intermediary or call our Administrative Office to determine whether the Rate Sheet Prospectus Supplement has been amended. In order to receive the applicable withdrawal percentage: (1) your application must be signed and received within the stated time period ~~during which such withdrawal percentages are applicable~~ set forth in the applicable Rate Sheet Prospectus Supplement and (2) your application must be received and your policy must be funded within the stated time periods set forth in the applicable Rate Sheet Prospectus Supplement. Withdrawal percentages reflected in a Rate Sheet Prospectus Supplement with an effective period that does not include the date you signed your application will not apply to your policy. You should not

APPENDIX

DESIGNATED INVESTMENT OPTIONS

The table below identifies the Designated Investment Options available for use with the Guaranteed Minimum Death Benefits and our Guaranteed Lifetime Withdrawal Benefits.

	Return of Premium Death Benefit	Annual Step-Up Death Benefit	Retirement Income Max ® Rider	Retirement Income Max ® Rider	Retirement Income Choice ® 1.6 Rider Designated Allocation Groups
Funds			Before 11/10/14	11/10/14 and After	A	B	C

~~AllianceBernstein~~ AB Balanced Wealth Strategy Portfolio - Class B	Ö	Ö

~~AllianceBernstein~~ AB Growth and Income Portfolio – Class B	Ö	Ö

American Funds - Asset Allocation FundSM - Class 2	Ö	Ö

American Funds - Bond FundSM - Class 2	Ö	Ö	Ö	Ö			Ö

American Funds - Growth FundSM - Class 2	Ö	Ö

American Funds - Growth-Income FundSM - Class 2	Ö	Ö

American Funds - International FundSM - Class 2	Ö	Ö

Fidelity VIP Balanced Portfolio - Service Class 2	Ö	Ö

Fidelity VIP Contrafund ® Portfolio – Service Class 2	Ö	Ö

Fidelity VIP Mid Cap Portfolio – Service Class 2	Ö	Ö

Fidelity VIP Value Strategies Portfolio – Service Class 2	Ö	Ö

GE Investments Total Return Fund - Class 3	Ö	Ö

TA Aegon High Yield Bond - Service Class	Ö	Ö

TA Aegon Money Market - Service Class	Ö	Ö	Ö	Ö			Ö

TA Aegon Tactical Vanguard ETF - Balanced - Service Class(1)	Ö	Ö	Ö			Ö

TA Aegon Tactical Vanguard ETF - Conservative - Service Class(1)	Ö	Ö	Ö	Ö			Ö

TA Aegon Tactical Vanguard ETF - Growth - Service Class(1)	Ö	Ö			Ö

TA Aegon U.S. Government Securities - Service Class	Ö	Ö	Ö	Ö			Ö

TA ~~AllianceBernstein~~ AB Dynamic Allocation - Service Class	Ö	Ö					Ö

TA American Funds Managed Risk - Balanced - Service Class(1)	Ö	Ö	Ö			Ö

TA Asset Allocation - Conservative - Service Class(1)	Ö	Ö	Ö	Ö			Ö

TA Asset Allocation - Growth - Service Class	Ö	Ö

TA Asset Allocation - Moderate - Service Class(1)	Ö	Ö	Ö			Ö

TA Asset Allocation - Moderate Growth - Service Class(1)	Ö	Ö			Ö

TA Barrow Hanley Dividend Focused - Service Class	Ö	Ö

TA BlackRock Global Allocation - Service Class	Ö	Ö

TA BlackRock Global Allocation Managed Risk - Balanced - Service Class(1)	Ö	Ö	Ö			Ö

TA BlackRock Global Allocation Managed Risk - Growth - Service Class(1)	Ö	Ö			Ö

TA BlackRock Tactical Allocation - Service Class(1)	Ö	Ö				Ö

TA Clarion Global Real Estate Securities - Service Class	Ö	Ö

TA International Moderate Growth - Service Class	Ö	Ö			Ö

78

DESIGNATED INVESTMENT OPTIONS — (Continued)

	Return of Premium Death Benefit	Annual Step-Up Death Benefit	Retirement Income Max ® Rider	Retirement Income Max ® Rider	Retirement Income Choice ® 1.6 Rider Designated Allocation Groups
Funds			Before 11/10/14	11/10/14 and After	A	B	C

TA Janus Balanced - Service Class	Ö	Ö			Ö

TA Jennison Growth - Service Class	Ö	Ö

TA JPMorgan Core Bond - Service Class	Ö	Ö	Ö	Ö			Ö

TA JPMorgan Enhanced Index - Service Class	Ö	Ö

TA JPMorgan Mid Cap Value - Service Class	Ö	Ö

TA JPMorgan Tactical Allocation - Service Class	Ö	Ö	Ö	Ö			Ö

TA Legg Mason Dynamic Allocation - Balanced - Service Class(1)	Ö	Ö	Ö	Ö		Ö

TA Legg Mason Dynamic Allocation - Growth - Service Class(1)	Ö	Ö			Ö

TA Market Participation Strategy - Service Class(1)	Ö	Ö	Ö			Ö

TA MFS International Equity - Service Class	Ö	Ö

TA Morgan Stanley Capital Growth - Service Class	Ö	Ö

TA Morgan Stanley Mid Cap Growth - Service Class	Ö	Ö

TA Multi-Managed Balanced - Service Class	Ö	Ö

TA PIMCO Tactical - Balanced - Service Class(1)	Ö	Ö	Ö			Ö

TA PIMCO Tactical - Conservative - Service Class(1)	Ö	Ö	Ö	Ö			Ö

TA PIMCO Tactical - Growth - Service Class(1)	Ö	Ö			Ö

TA PIMCO Total Return - Service Class	Ö	Ö	Ö	Ö			Ö

TA PineBridge Inflation Opportunities- Service Class	Ö	Ö	Ö	Ö			Ö

TA Systematic Small Mid Cap Value - Service Class	Ö	Ö

TA T. Rowe Price Small Cap - Service Class	Ö	Ö

TA Torray Concentrated Growth - Service Class	Ö	Ö

TA TS&W International Equity - Service Class	Ö	Ö

TA Vanguard ETF - Balanced - Service Class(1)	Ö	Ö	Ö	Ö		Ö

TA Vanguard ETF - Conservative - Service Class(1)	Ö	Ö	Ö	Ö			Ö

TA Vanguard ETF - Growth - Service Class(1)	Ö	Ö			Ö

TA WMC US Growth - Service Class	Ö	Ö

Fixed Account	Ö	Ö	Ö	Ö			Ö

(1)~~Not available in New York~~This subaccount invests in an underlying fund that utilized a volatility management strategy as part of its investment objective and/or principal investment strategy. See “Investment Restrictions” earlier in the prospectus for information on how volatility management strategies may impact your policy value in certain optional riders.

Certain designated investment options may not be available in all states, at all times or through all financial intermediaries. We may discontinue offering any designated investment option at any time. In some cases, a designated investment option not available through a financial intermediary may be obtained by contacting us directly. For more information on the options available for electing a designated investment option, please contact your financial intermediary or our Administrative Office.

79

~~The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is contained in a registration statement filed with the Securities and Exchange Commission and we may not sell these securities until that registration statement is effective. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.~~

~~PROSPECTUS SUPPLEMENT (Subject to Completion, Issued February 20, 2015)~~

~~(To Prospectus dated May 1, 2015)~~

TRANSAMERICA VARIABLE ANNUITY SERIES

Issued by

TRANSAMERICA LIFE INSURANCE COMPANY

SEPARATE ACCOUNT VA B

Supplement dated May 1, 2015

to the

Prospectus dated May 1, 2015

This Rate Sheet Prospectus Supplement (this “supplement”) should be read and retained with the prospectus for the Transamerica Variable Annuity Series variable annuity. If you would like another copy of the current prospectus, please call us at (800) 525-6205.

We are issuing this supplement to provide the growth percentage and withdrawal percentages that we are currently offering for the Retirement Income Max®. This supplement replaces and supersedes any previously issued Rate Sheet Prospectus Supplement(s), and must be used in conjunction with an effective Transamerica Variable Annuity Series variable annuity prospectus.

The rates below apply for applications signed between May 1, 2015 and June 30, 2015. The growth percentage and withdrawal percentages may be different than those listed below for applications signed after June 30, 2015. It is also possible for a new Rate Sheet Prospectus Supplement to be filed prior to June 30, 2015, which would supersede this supplement. We are under no obligation to notify you that this Rate Sheet Prospectus Supplement is no longer in effect. Please work with your financial professional or visit www.transamerica.com to confirm the current rates.

GROWTH PERCENTAGE

5.50%

WITHDRAWAL PERCENTAGE

Age at time of first withdrawal	Withdrawal Percentage - Single Life Option*	Withdrawal Percentage - Joint Life Option*
0-58	0.00%	0.00%
59-64	4.20%	3.80%
65-79	5.20%	4.80%
≥ 80	6.20%	5.80%

* The withdrawal percentage is determined by the annuitant’s age (or the annuitant’s spouse’s age if younger and the joint life option is elected) at the time of the first withdrawal taken on or after the benefit anniversary immediately following the annuitant’s (or the annuitant’s spouse’s if younger and the joint life option is elected) 59th birthday.

Please note: In order for you to receive the growth percentage and withdrawal percentages reflected above, your application must be signed within the time period disclosed above or earlier if a new Rate Sheet Prospectus Supplement is filed prior to the end of the period discussed above since that new Rate Sheet Prospectus Supplement would supersede this supplement. We must also receive your completed application within 7 calendar days from the date that this supplement is no longer effective, and the policy must be funded within 60 calendar days from the date that this supplement is no longer effective. If these conditions are not met, your application will be considered not in good order. If you decide to proceed with the purchase of the policy, additional paperwork may be required to issue the policy with the applicable rates in effect at that time.

Please keep this Rate Sheet Prospectus Supplement for future reference.

~~The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is contained in a registration statement filed with the Securities and Exchange Commission and we may not sell these securities until that registration statement is effective. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.~~

~~PROSPECTUS SUPPLEMENT (Subject to Completion, Issued February 20, 2015)~~

~~(To Prospectus dated May 1, 2015)~~

TRANSAMERICA VARIABLE ANNUITY SERIES

Issued by

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

SEPARATE ACCOUNT VA BNY

Supplement dated May 1, 2015

to the

Prospectus dated May 1, 2015

This Rate Sheet Prospectus Supplement (this “supplement”) should be read and retained with the prospectus for the Transamerica Variable Annuity Series variable annuity. If you would like another copy of the current prospectus, please call us at (800) 525-6205.

We are issuing this supplement to provide the growth percentage and withdrawal percentages that we are currently offering on the Retirement Income Max®. This supplement replaces and supersedes any previously issued Rate Sheet Prospectus Supplement(s), and must be used in conjunction with an effective Transamerica Variable Annuity Series variable annuity prospectus.

The rates below apply for applications signed between May 1, 2015 and June 30, 2015. The growth percentage and withdrawal percentages may be different than those listed below for applications signed after June 30, 2015. It is also possible for a new Rate Sheet Prospectus Supplement to be filed prior to June 30, 2015, which would supersede this supplement. We are under no obligation to notify you that this Rate Sheet Prospectus Supplement is no longer in effect. Please work with your financial professional or visit www.transamerica.com to confirm the current rates.

GROWTH PERCENTAGE

5.50%

WITHDRAWAL PERCENTAGE

Age at time of first withdrawal	Withdrawal Percentage - Single Life Option*	Withdrawal Percentage - Joint Life Option*
0-58	0.00%	0.00%
59-64	4.20%	3.80%
65-79	5.20%	4.80%
≥ 80	6.20%	5.80%

* The withdrawal percentage is determined by the annuitant’s age (or the annuitant’s spouse’s age if younger and the joint life option is elected) at the time of the first withdrawal taken on or after the benefit anniversary immediately following the annuitant’s (or the annuitant’s spouse’s if younger and the joint life option is elected) 59th birthday.

Please note: In order for you to receive the growth percentage and withdrawal percentages reflected above, your application must be signed within the time period disclosed above or earlier if a new Rate Sheet Prospectus Supplement is filed prior to the end of the period discussed above since that new Rate Sheet Prospectus Supplement would supersede this supplement. We must also receive your completed application within 7 calendar days from the date that this supplement is no longer effective, and the policy must be funded within 60 calendar days from the date that this supplement is no longer effective. If these conditions are not met, your application will be considered not in good order. If you decide to proceed with the purchase of the policy, additional paperwork may be required to issue the policy with the applicable rates in effect at that time.

Please keep this Rate Sheet Prospectus Supplement for future reference.

APPENDIX

PRIOR WITHDRAWAL AND GROWTH PERCENTAGES

The table below identifies the prior percentages for the Retirement Income Max® Rider.

WITHDRAWAL PERCENTAGES

Date	Age at time of first withdrawal	Singe Life Percentage	Joint Life Percentage

	0-58	0.00%	0.00%
	59-64	4.30%	3.80%
	65-79	5.30%	4.80%
Prior to May 1, 2014	≥80	6.30%	5.80%
	0-58	0.00%	0.00%
	59-64	4.30%	4.00%
	65-79	5.30%	5.00%
May 1, 2014 to February 16, 2015	≥80	6.30%	6.00%
	0-58	0.00%	0.00%
	59-64	4.20%	3.80%
	65-79	5.20%	4.80%
February 17, 2015 to May 1, 2015	≥80	6.20%	5.80%

NEW YORK WITHDRAWAL PERCENTAGES

Date	Age at time of first withdrawal	Singe Life Percentage	Joint Life Percentage

	0-58	0.00%	0.00%
	59-64	4.30%	3.80%
	65-79	5.30%	4.80%
Prior to May 1, 2014	≥80	6.30%	5.80%
	0-58	0.00%	0.00%
	59-64	4.30%	4.00%
	65-79	5.30%	5.00%
May 1, 2014 to March 1, 2015	≥80	6.30%	6.00%
	0-58	0.00%	0.00%
	59-64	4.20%	3.80%
	65-79	5.20%	4.80%
March 2, 2015 to May 1, 2015	≥80	6.20%	5.80%

GROWTH PERCENTAGES

Date	Percentage

Prior to May 1, 2014	5.00%
May 1, 2014 to ~~February 16~~ May 1, 2015	5.50%

~~PROSPECTUS (Subject to Completion Issued February 20, 2015)~~

~~(To Prospectus dated May 1, 2015)~~

MEMBERS® VARIABLE ANNUITY SERIES

Transamerica Life Insurance Company

Separate Account B (EST. 1/19/1990)

4333 Edgewood Road NE

Cedar Rapids, Iowa 52499-0001

(800)525-6205

www.transamerica.com

This prospectus describes information you should know before you purchase a MEMBERS® Variable Annuity Series variable annuity. The prospectus describes a contract between each owner and joint owner (“you”) and Transamerica Life Insurance Company (“us,” “we,” “our” or “Company”). This is an individual, deferred, flexible premium variable annuity. This variable annuity allows you to allocate your premium payments among the fixed account (if available) and the ~~following portfolio companies~~underlying fund portfolios~~:~~.

~~AllianceBernstein Variable Products Series Fund, Inc. • American Funds Insurance Series® Trust • Fidelity® Variable Insurance Products Fund • Transamerica Series Trust~~

This prospectus also refers to the following share classes: B-Share, C-Share, L-Share and X-Share. A share class will be selected on your application and identified in your policy.

This prospectus and the underlying fund prospectuses give you important information about the policies and the underlying fund portfolios. Please read them carefully before you invest and keep them for future reference. You can also contact us to get a Statement of Additional Information (SAI) free of charge. The SAI contains more information about this policy. A registration statement, including the SAI, has been filed with the Securities and Exchange Commission (SEC) and the SAI is incorporated herein by reference. The prospectus and SAI can also be obtained from the SEC’s website (www.sec.gov). The table of contents of the SAI is included at the end of this prospectus. The Securities and Exchange Commission has not approved or disapproved these securities, or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

If you elect the X-Share, we will add a credit to your policy value for each premium payment that you make. Generally, an annuity with a premium enhancement will have higher overall expenses than a similar annuity without a premium enhancement; the amount credited under the premium enhancement may be more than offset by the additional fees and charges associated with the premium enhancement. You should always consider the expenses along with the features and enhancements to be sure that any annuity meets your financial needs and goals.

This variable annuity may not be suitable for everyone. This variable annuity may not be appropriate for people who do not have a long investment time horizon and is not appropriate for people who intend to engage in market timing. You will get no additional tax advantage from this variable annuity if you are investing in a variable annuity through a tax-advantaged retirement plan (such as a 401(k) plan or Individual Retirement Account (“IRA”)). This prospectus is not intended to provide tax, accounting or legal advice.

We are not an investment adviser nor are we registered as such with the SEC or any state securities regulatory authority. We are not acting in any fiduciary capacity with respect to your policy nor are we acting in any capacity on behalf of any tax-advantaged retirement plan. This information does not constitute personalized investment advice or financial planning advice.

Prospectus Date: May 1, 2015

Statement of Additional Information Date: May 1, 2015

ii

The subaccounts available under this policy invest in the following underlying fund portfolios:

SUBACCOUNT	UNDERLYING FUND PORTFOLIO
AB Balanced Wealth Strategy Portfolio - Class B	AB Balanced Wealth Strategy Portfolio - Class B
American Funds - Asset Allocation FundSM - Class 2	American Funds - Asset Allocation FundSM - Class 2
American Funds - Bond FundSM - Class 2	American Funds - Bond FundSM - Class 2
American Funds - Growth FundSM - Class 2	American Funds - Growth FundSM - Class 2
American Funds - Growth-Income FundSM - Class 2	American Funds - Growth-Income FundSM - Class 2
Fidelity VIP Balanced Portfolio - Service Class 2	Fidelity VIP Balanced Portfolio - Service Class 2
TA Aegon High Yield Bond - Service Class	Transamerica Aegon High Yield Bond VP – Service Class
TA Aegon Money Market - Service Class	Transamerica Aegon Money Market VP – Service Class
TA Aegon Tactical Vanguard ETF - Balanced - Service Class	Transamerica Aegon Active Asset Allocation - Moderate VP - Service Class
TA Aegon Tactical Vanguard ETF - Conservative - Service Class	Transamerica Aegon Active Asset Allocation - Conservative VP - Service Class
TA Aegon Tactical Vanguard ETF - Growth - Service Class	Transamerica Aegon Active Asset Allocation - Moderate Growth VP - Service Class
TA Aegon U.S. Government Securities - Service Class	Transamerica Aegon U.S. Government Securities VP – Service Class
TA AB Dynamic Allocation - Service Class	Transamerica AB Dynamic Allocation VP - Service Class
TA American Funds Managed Risk - Balanced - Service Class	Transamerica American Funds Managed Risk VP - Service Class
TA Barrow Hanley Dividend Focused - Service Class	Transamerica Barrow Hanley Dividend Focused VP – Service Class
TA BlackRock Global Allocation - Service Class	Transamerica BlackRock Global Allocation VP - Service Class
TA BlackRock Global Allocation Managed Risk - Balanced - Service Class	Transamerica BlackRock Global Allocation Managed Risk - Balanced VP - Service Class
TA BlackRock Global Allocation Managed Risk - Growth - Service Class	Transamerica BlackRock Global Allocation Managed Risk - Growth VP - Service Class
TA BlackRock Tactical Allocation - Service Class	Transamerica BlackRock Tactical Allocation VP - Service Class
TA Clarion Global Real Estate Securities - Service Class	Transamerica Clarion Global Real Estate Securities VP – Service Class
TA Janus Balanced - Service Class	Transamerica Janus Balanced VP – Service Class
TA Legg Mason Dynamic Allocation - Balanced - Service Class	Transamerica Legg Mason Dynamic Allocation - Balanced VP - Service Class
TA Legg Mason Dynamic Allocation - Growth - Service Class	Transamerica Legg Mason Dynamic Allocation - Growth VP - Service Class
TA MFS International Equity - Service Class	Transamerica MFS International Equity VP – Service Class
TA Madison Balanced Allocation - Service Class	Transamerica Madison Balanced Allocation VP - Service Class
TA Madison Conservative Allocation - Service Class	Transamerica Madison Conservative Allocation VP - Service Class
TA Madison Diversified Income - Service Class	Transamerica Madison Diversified Income VP - Service Class
TA Morgan Stanley Mid Cap Growth - Service Class	Transamerica Morgan Stanley Mid-Cap Growth VP – Service Class
TA Multi-Manager Alternative Strategies	Transamerica Multi-Manager Alternative Strategies VP
TA PineBridge Inflation Opportunities- Service Class	Transamerica PineBridge Inflation Opportunities VP - Service Class
TA PIMCO Tactical - Balanced - Service Class	Transamerica PIMCO Tactical – Balanced VP – Service Class
TA PIMCO Tactical - Conservative - Service Class	Transamerica PIMCO Tactical – Conservative VP – Service Class
TA PIMCO Tactical - Growth - Service Class	Transamerica PIMCO Tactical – Growth VP – Service Class
TA PIMCO Total Return - Service Class	Transamerica PIMCO Total Return VP – Service Class
TA T. Rowe Price Small Cap - Service Class	Transamerica T. Rowe Price Small Cap VP – Service Class
TA TS&W International Equity - Service Class	Transamerica TS&W International Equity VP – Service Class
TA Vanguard ETF - Balanced - Service Class	Transamerica Vanguard ETF Portfolio - Balanced VP - Service Class
TA Vanguard ETF - Conservative - Service Class	Transamerica Vanguard ETF Portfolio - Conservative VP - Service Class
TA Vanguard ETF - Growth - Service Class	Transamerica Vanguard ETF Portfolio - Growth VP - Service Class

iii

FEE TABLE AND EXPENSE EXAMPLES

The following describes the fees and expenses that you will pay when buying, owning, and surrendering the policy. We have included any applicable fees and expenses that differ based on share class. Please be certain to review the notes following the fee table and expense examples for further information about the fees and charges presented. The order of the notes follows the order in which the fees and charges under the policy are presented in the fee tables and the expense examples.

The fee table applies only to the accumulation phase and reflects the maximum charges unless otherwise noted. During the income phase the fees may be different than those described in the Fee Table. See EXPENSES.

The first section describes the fees and expenses that you will pay at the time that you buy the policy, surrender the policy, or transfer cash value between investment options. State premium taxes may also be deducted. State premium taxes currently range from 0% -~~4%~~3.5%. Excess interest adjustments may be made to amounts surrendered~~, or~~transferred or applied to annuity payment options from cash value from the fixed account. (All fees are maximum for purchases made while this prospectus is effective unless otherwise noted.)

	B-Share	C-Share	L-Share	X-Share

Owner Transaction Expenses:
Front-End Sales Load On Purchase Payments	0%	0%	0%	0%
Contingent Deferred Surrender Charges (as a percentage of premium surrendered)
Number of Years Since Premium Payment Date
Year 1	8%	0%	8%	9%
Year 2	8%	0%	8%	8%
Year 3	7%	0%	7%	7%
Year 4	6%	0%	6%	6%
Year 5	5%	0%	0%	5%
Year 6	4%	0%	0%	4%
Year 7	3%	0%	0%	3%
Year 8	0%	0%	0%	2%
Year 9	0%	0%	0%	1%
Year 10+	0%	0%	0%	0%
Transfer Fee	$0-$10	$0-$10	$0-$10	$0-$10
Special Service Fee	$0-$50*	$0-$50*	$0-$50*	$0-$50*

* $0 - $25 for policies issued prior to May 1, 2015.

The next section describes the fees and expenses that you will pay periodically during the time that you own the policy, not including portfolio fees and expenses. (All fees are maximum for purchases made while this prospectus is effective unless otherwise noted.)

Classes	B-Share	C-Share	L-Share	X-Share

Annual Service Charge	$0-$50	$0-$50	$0-$50	$0-$50
Separate Account Annual Expenses (as a percentage, annually, of average separate account value):
Mortality and Expense Risk Fee	1.00%	1.40%	1.35%	1.35%
Administrative Charge	0.15%	0.15%	0.15%	0.15%
Total Base Separate Account Annual Expenses	1.15%	1.55%	1.50%	1.50%
Optional Separate Account Expenses:
Return of Premium Death Benefit	0.15%	0.15%	0.15%	0.15%
Annual Step-Up Death Benefit	0.35%	0.35%	0.35%	0.35%
Fund Facilitation Fee	0.30%	0.30%	0.30%	0.30%
Liquidity Rider (only available with B-Share)	0.50%	—	—	—
Total Separate Account Annual Expenses with Highest Optional Separate Account Expenses	2.30%	2.20%	2.15%	2.15%

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Classes	B-Share	C-Share	L-Share	X-Share

Optional ~~Rider Charges~~ Death Benefit Riders:
Additional Death Distribution (annual charge based on policy value)	0.25%	0.25%	0.25%	0.25%
Additional Death Distribution + (annual charge based on policy value)	0.55%	0.55%	0.55%	0.55%

			Maximum	Current

Optional Guaranteed Lifetime Withdrawal Benefit ~~Rider Charges~~ Riders:
Guaranteed Principal SolutionSM (aka Living Benefits Rider) (annual charge - % of Principal Back Total Withdrawal Base)			1.25%	1.25%
Retirement Income Max ® (annual charge - % of Withdrawal Base)			2.00%	1.25%
Retirement Income Choice ® 1.6 (annual charge - % of Withdrawal Base) (for riders issued on or after May 1, 2014)
Base Benefit Designated Allocation Group A			2.20%	1.45%
Base Benefit Designated Allocation Group B			1.85%	1.10%
Base Benefit Designated Allocation Group C			1.45%	0.70%
Additional Benefits available with Retirement Income Choice ® 1.6 rider:
Death Benefit - (Single Life Option)			0.40%	0.40%
Death Benefit - (Joint Life Option)			0.35%	0.35%
Income EnhancementSM - (Single Life Option - Not available in NY)			0.30%	0.30%
Income EnhancementSM - (Joint Life Option - Not available in NY)			0.50%	0.50%
Retirement Income Choice ® 1.6 (annual charge - % of Withdrawal Base) (for riders issued prior to May 1, 2014)
Base Benefit Designated Allocation Group A			2.30%	1.55%
Base Benefit Designated Allocation Group B			1.85%	1.10%
Base Benefit Designated Allocation Group C			1.45%	0.70%
Additional Benefits available with Retirement Income Choice ® 1.6 rider:
Death Benefit - (Single Life Option)			0.40%	0.40%
Death Benefit - (Joint Life Option)			0.35%	0.35%
Income EnhancementSM - (Single Life Option - Not available in NY)			0.30%	0.30%
Income EnhancementSM - (Joint Life Option - Not available in NY)			0.50%	0.50%

			Maximum	Current

Optional Guaranteed Lifetime Withdrawal Benefit Rider - No Longer Available:
Income LinkSM (annual charge - % of Withdrawal Base)			2.00%	1.25%

The next section shows the lowest and highest total operating expenses charged by the underlying fund portfolios for the year ended December 31, 2014 (before any fee waiver or expense reimbursements). Expenses may be higher or lower in future years. More detail concerning each portfolio’s fees and expenses is contained in the prospectus for each portfolio.

Total Portfolio Annual Operating Expenses (Expenses that are deducted from portfolio assets, including management fees, distribution and/or service 12b-1 fees, and other expenses):
Lowest Gross	0.54%~~%~~
Highest Gross	10.38%~~%~~

The following ~~Example is~~Examples are intended to help you compare the cost of investing in the policy with the cost of investing in other variable annuity policies. These costs include owner transaction expenses, policy fees, separate account annual expenses, and portfolio fees and expenses.

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The Example assumes that you invest $10,000 in the policy for the time periods indicated. The Example also assumes that your policy has a 5% return each year, the highest Total Portfolio Annual Operating Expenses of any of the portfolios for the year ended December 31, 2014, and the base policy with the combination of available optional features or riders with the highest fees and expenses, including the highest Fund Facilitation Fee, Annual Step-Up Death Benefit, Additional Death Distribution+ Rider, and Retirement Income Choice® 1.6 Rider - Joint Life with additional Death Benefit and Income EnhancementSM options (~~as of~~prior to May 1, ~~2015~~2014). Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Expense Examples:

If the policy is surrendered at the end of the applicable time period:

	B-Share	B-Share w/Liquidity Rider	C-Share	L-Share	X-Share

1 Year	$ 2,171	$ 2,214	$ 1,487	$ 2,201	$ 2,291
3 Years	$ 4,656	$ 4,755	$ 4,109	$ 4,727	$ 4,725
5 Years	$ 6,671	$ 6,317	$ 6,324	$ 6,309	$ 6,757
10 Years	$10,396	$10,421	$10,475	$10,464	$10,462

If the policy is annuitized at the end of the applicable time period or if you do not surrender your policy:

	B-Share	B-Share w/Liquidity Rider	C-Share	L-Share	X-Share

1 Year	$ 1,451	$ 1,494	$ 1,487	$ 1,481	$ 1,481
3 Years	$ 4,026	$ 4,125	$ 4,109	$ 4,097	$ 4,095
5 Years	$ 6,221	$ 6,317	$ 6,324	$ 6,309	$ 6,307
10 Years	$10,396	$10,421	$10,475	$10,464	$10,462

The Example assumes that you invest $10,000 in the policy for the time periods indicated. The Example also assumes that your policy has a 5% return each year, the highest Total Portfolio Annual Operating Expenses of any of the portfolios for the year ended December 31, 2014, and the base policy with the combination of available optional features or riders with the highest fees and expenses, including the highest Fund Facilitation Fee, Annual Step-Up Death Benefit, Additional Death Distribution+ Rider and Retirement Income Choice® 1.6 Rider - Joint Life with additional Death Benefit and Income EnhancementSM options (on or after May 1, 2014). Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Expense Examples:

If the policy is surrendered at the end of the applicable time period:

	B-Share	B-Share w/Liquidity Rider	C-Share	L-Share	X-Share

1 Year	$ 2,161	$ 2,204	$ 1,477	$ 2,192	$ 2,281
3 Years	$ 4,630	$ 4,729	$ 4,083	$ 4,701	$ 4,699
5 Years	$ 6,631	$ 6,277	$ 6,284	$ 6,269	$ 6,717
10 Years	$10,329	$10,353	$10,409	$10,398	$10,396

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If the policy is annuitized at the end of the applicable time period or if you do not surrender your policy:

	B-Share	B-Share w/Liquidity Rider	C-Share	L-Share	X-Share

1 Year	$ 1,441	$ 1,484	$ 1,477	$ 1,472	$ 1,471
3 Years	$ 4,000	$ 4,099	$ 4,083	$ 4,071	$ 4,069
5 Years	$ 6,181	$ 6,277	$ 6,284	$ 6,269	$ 6,267
10 Years	$10,329	$10,353	$10,409	$10,398	$10,396

Please remember that ~~the Example is an illustration and does~~these Examples are illustrations and do not represent past or future expenses. Your actual expenses may be lower or higher than those reflected in the ~~Example~~Examples. Similarly, your rate of return may be more or less than the 5% assumed in the ~~Example~~Examples.

For information concerning compensation paid for the sale of the policies, see OTHER INFORMATION - Distributor of the Policies.

NOTES TO FEE TABLE AND EXPENSE EXAMPLES

Owner Transaction Expenses:

Maximum Surrender Charge: The surrender charge, if any is imposed, applies to each premium payment, regardless of how policy value is allocated among the investment options. The surrender charge decreases based on the number of years since the premium payment was made.

Transfer Fee: The transfer fee, if any is imposed, applies to each policy, regardless of how policy value is allocated among the investment options. There is no fee for the first 12 transfers per policy year. For additional transfers, we may charge a fee of $10 per transfer.

Special Service Fees: We may deduct a charge for special services, including overnight delivery; duplicate policies; non-sufficient checks on new business; duplicate Form 1099 and Form 5498 tax forms; duplicate disclosure documents and semi-annual reports; check copies; printing and mailing previously submitted forms; and asset verification requests from mortgage companies. We may charge a fee for each service performed. In addition, we may consider as special services customer initiated changes, modifications and transactions which are submitted in such a manner as to ~~require the Company~~require us to incur additional processing costs.

Annual Service Charge:

The maximum annual service charge is $50 per policy. In no event will the service charge exceed 2% of the policy value or the maximum amount.

Criteria for Potential Waiver	Potential Waiver Amount*

Policy Value or sum of all premium payments less all withdrawals:
$50,000 thru $249,999.99	up to $35
$250,000 or more	up to $50
Participation in e-delivery program	up to $15

*	In no event will we waive in the aggregate more than the actual annual service charge for any policy year.

Separate Account Annual Expenses:

Mortality and Expense Risk Fee: The mortality and expense risk fee shown is for the accumulation phase with the base death benefit. During the income phase, the mortality and expense risk fee is at an annual rate of 1.25%.

Optional Separate Account Expenses: Any optional separate account expense is in addition to the mortality and expense risk and administrative fees.

5

Redemption fees, transfer limits, and other procedures or restrictions imposed by the underlying funds or our competitors may be more or less successful than ours in deterring market timing or other disruptive trading and in preventing or limiting harm from such trading.

In the absence of a prophylactic transfer restriction (e.g., expressly limiting the number of trades within a given period or limiting trades by their size), it is likely that some level of market timing and disruptive trading will occur before it is detected and steps taken to deter it (although some level of market timing and disruptive trading can occur with a prophylactic transfer restriction). As noted above, we do not impose a prophylactic transfer restriction and, therefore, it is likely that some level of market timing and disruptive trading will occur before we are able to detect it and take steps in an attempt to deter it.

Please note that the limits and restrictions described herein are subject to our ability to monitor transfer activity. Our ability to detect market timing or disruptive trading may be limited by operational and technological systems, as well as by our ability to predict strategies employed by owners (or those acting on their behalf) to avoid detection. As a result, despite our efforts to prevent harmful trading activity among the variable investment options available under this variable insurance product, there is no assurance that we will be able to detect or deter market timing or disruptive trading by such owners or intermediaries acting on their behalf. Moreover, our ability to discourage and restrict market timing or disruptive trading may be limited by decisions of state regulatory bodies and court orders that we cannot predict.

Furthermore, we may revise our policies and procedures in our sole discretion at any time and without prior notice, as we deem necessary or appropriate (1) to better detect and deter harmful trading that may adversely affect other owners, other persons with material rights under the variable insurance products, or underlying fund shareholders generally, (2) to comply with state or federal regulatory requirements, or (3) to impose additional or alternative restrictions on owners engaging in market timing or disruptive trading among the investment options under the variable insurance product. In addition, we may not honor transfer requests if any variable investment option that would be affected by the transfer is unable to purchase or redeem shares of its corresponding underlying fund portfolio.

Underlying Fund Portfolio Frequent Trading Policies. The underlying fund portfolios may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares. Underlying fund portfolios may, for example, assess a redemption fee (which we reserve the right to collect) on shares held for less than a certain period of time. The prospectuses for the underlying fund portfolios describe any such policies and procedures. The frequent trading policies and procedures of an underlying fund portfolio may be different, and more or less restrictive, than the frequent trading policies and procedures of other underlying fund portfolios and the policies and procedures we have adopted for our variable insurance products to discourage market timing and disruptive trading. Owners should be aware that we do not monitor transfer requests from owners or persons acting on behalf of owners against, nor do we apply, the frequent trading policies and procedures of the respective underlying fund portfolios that would be affected by the transfers.

Owners should be aware that we are required to provide to an underlying fund portfolio or its payee, promptly upon request, certain information about the trading activity of individual owners, and to restrict or prohibit further purchases or transfers by specific owners or persons acting on their behalf, identified by an underlying fund portfolio as violating the frequent trading policies established for the underlying fund portfolio.

Omnibus Orders. Owners and other persons with material rights under the variable insurance products also should be aware that the purchase and redemption orders received by the underlying fund portfolios generally are “omnibus” orders from intermediaries such as retirement plans and separate accounts funding variable insurance products. The omnibus orders reflect the aggregation and netting of multiple orders from individual retirement plan participants and individual owners of variable insurance products. The omnibus nature of these orders may limit the underlying fund portfolios’ ability to apply their respective frequent trading policies and procedures.

We cannot guarantee that the underlying fund portfolios will not be harmed by transfer activity relating to the retirement plans or other insurance companies that may invest in the underlying fund portfolios. These other insurance companies are responsible for their own policies and procedures regarding frequent transfer activity. If their policies and procedures fail to successfully discourage harmful transfer activity, it may affect other owners of underlying fund portfolio shares, as well as the owners of all of the variable annuity or life insurance policies, including ours, whose variable investment options correspond to the affected underlying fund portfolios. In addition, if an underlying fund portfolio believes that an omnibus order we submit may reflect one or more transfer requests from owners engaged in market timing and disruptive trading, the underlying fund portfolio may reject the entire omnibus order and thereby delay or prevent us from implementing your request.

Investment Restrictions

If you elect certain optional riders, you will be subject to investment restrictions requiring you to invest in certain underlying fund portfolios, known as designated investment options. In the future, we may change the investment restrictions.

14

One or more of the underlying fund portfolios that may be designated investment options under each optional rider, in part, may include a volatility control strategy. Volatility control strategies, in periods of high market volatility, could limit your participation in market gains; this may conflict with your investment objectives by limiting your ability to maximize potential growth of your policy value and, in turn, the value of any guaranteed benefit that is tied to investment performance. Volatility control strategies are intended to help limit overall volatility and reduce the effects of significant market downturns during periods of high market volatility, providing policy owners with the opportunity for smoother performance and better risk adjusted returns. Volatility control (and similar terms) can encompass a variety of investment strategies of different types and degrees; therefore, you should read the applicable annuity and underlying fund portfolio prospectuses carefully to understand how these investment strategies may affect your policy value and rider benefits. ~~The Company~~Our ~~’s~~ requirement to invest in accordance with designated investment options, which may include volatility control, may reduce our costs and risks associated with this rider. You pay an additional fee for the rider benefits which, in part, pay for protecting the rider benefit base from investment losses. Since the rider benefit base does not decrease as a result of investment losses, volatility control strategies might not provide meaningful additional benefit to you. You should carefully evaluate with your financial advisor whether to invest in underlying fund portfolios with volatility control strategies, taking into consideration the potential positive or negative impact that such strategy may have on your investment objectives, your policy value and the benefits under the riders. If you determine that funds with volatility control strategies are not consistent with your investment objectives, there continues to be other designated investment options available under the riders that do not invest in funds that utilize volatility control strategies.

For more information about the underlying fund portfolios and the investment strategies they employ, please refer to the underlying fund portfolios’ current prospectuses.

EXPENSES

There are charges and expenses associated with your policy that reduce the return on your investment in the policy. In addition to the following charges, there are optional benefits that if selected, assess additional charges. Please see ADDITIONAL FEATURES for more information.

Surrender Charges

During the accumulation phase, you can surrender part or all of the cash value (restrictions may apply to qualified policies). We may apply a surrender charge to compensate us for start-up expenses of the policy relating to sales, including commissions to registered representatives and other promotional expenses.

You can surrender up to 10% of your premium payments each policy year free of surrender charges. This amount is referred to as the surrender charge free amount and is determined at the time of surrender. (This amount is not cumulative, so not surrendering anything in one year does not increase the surrender charge free amount in subsequent years.) If the surrender is in excess of the surrender charge free amount, you might have to pay a surrender charge, which is a contingent deferred sales charge, on the excess amount.

For example, assume you selected the B-Share and your premium is $100,000 and your policy value is $106,000 at the beginning of the second policy year and you surrender $30,000. Since that amount is more than your surrender charge free amount ($10,000), you would pay a surrender charge of $1,600 on the remaining $20,000 [8% of ($30,000 - $10,000)]. Likewise, assume you selected the B-Share and your policy value is $80,000 (premium payments $100,000) at the beginning of the second policy year and you surrender your policy. You would pay a surrender charge of $7,200 [8% of ($100,000 - ($100,000 x 10%))].

You can generally choose to receive the full amount of a requested partial surrender by directing us to deduct any applicable surrender charge (and any applicable excess interest adjustment) from your remaining policy value. You receive your cash value upon full surrender.

Surrender charges are waived if you surrender money under the Nursing Care and Terminal Condition Withdrawal Option or the Unemployment Waiver.

For surrender charge purposes, earnings are considered to be surrendered first, then the oldest premium is considered to be surrendered next. Please note, while there is no surrender charge on the withdrawal of earnings, withdrawn earnings do count towards your surrender charge free amount. This means that withdrawing earnings will reduce (possibly to zero) your surrender charge free amount (10% of premium payments) for that policy year.

Keep in mind that surrenders may be taxable and, if made before age 59 1⁄2, may be subject to a 10% federal penalty tax. For tax purposes, surrenders from nonqualified policies are considered to come from taxable earnings first.

15

designed to help manage our risk and support the guarantees under the rider. If you elect the Retirement Income Max® rider you cannot elect another GLWB. The tax rules for qualified policies may limit the value of this rider. Please consult a qualified tax adviser before electing the Retirement Income Max® rider for a qualified policy. ~~If you elect the Retirement Income Max Rider you cannot elect another GLWB.~~Please Note: This rider may not be issued or added to Inherited IRAs (sometimes also referred to as beneficiary IRAs) ~~and/~~or ~~other~~a ~~stretch~~nonqualified ~~annuities whose required distributions are calculated using the Single Life Expectancy Table set forth in Treasury Regulation § 1.401~~annuity under which death benefits are being distributed under a stretch withdrawal option~~(a)(9)-9, A-1~~. The guaranteed lifetime withdrawal benefit is based on our claims-paying ability.

Retirement Income Max® - Base Benefit

Under this benefit, you can receive up to the rider withdrawal amount each rider year (first as withdrawals from your policy value and, if necessary because your policy value goes to zero by other than an excess withdrawal, as payments from us for life), starting with the rider year immediately following the annuitant’s (or the annuitant’s spouse if younger and the joint life option is elected) 59th birthday and lasting until the annuitant’s (or surviving spouse’s if the joint life option is elected) death (unless your withdrawal base is reduced to zero because of an “excess withdrawal”; see Withdrawal Base Adjustments, below). A rider year begins on the rider date and thereafter on each anniversary of that date. The withdrawal percentage and growth percentage that are used to determine your rider withdrawal amount will be disclosed in a Rate Sheet Prospectus Supplement which may be amended from time to time by us.~~the Company~~ We are under no obligation to notify you when we amend the Rate Sheet Prospectus Supplement. Please contact your financial intermediary or call our Administrative Office to determine whether the Rate Sheet Prospectus Supplement has been amended.

Of course, you can always withdraw an amount up to your cash value pursuant to your rights under the policy at your discretion. See the “Appendix - Hypothetical Adjusted Partial Surrenders - Guaranteed Lifetime Withdrawal Benefit Riders” for examples showing the effect of hypothetical withdrawals in more detail.

Please note:

—	You will begin paying the rider charge as of the date the rider takes effect, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid under the rider if you never choose to take withdrawals and/or if you never receive any payments under the rider.

—	We have designed this rider to allow for withdrawals from your policy value each rider year that are less than or equal to the rider withdrawal amount. You should not purchase this rider if you plan to take withdrawals in excess of the rider withdrawal amount, because such excess withdrawals may significantly reduce or eliminate the value of the guarantee provided by the rider.

—	The longer you wait to start making withdrawals under the benefit, the less time you have to benefit from the guarantee because of decreasing life expectancy as you age. On the other hand, the longer you wait to begin making withdrawals, the higher your withdrawal percentage may be, the higher the withdrawal base due to growth may be, and the more opportunities you will have to lock in a higher withdrawal base. You should carefully consider when to begin making withdrawals. There is a risk that you will not begin making withdrawals at the most financially beneficial time for you.

—	Because the guaranteed lifetime withdrawal benefit under this rider is accessed through regular withdrawals that do not exceed the rider withdrawal amount, the rider may not be appropriate for you if you do not foresee a need for liquidity and your primary objective is to take maximum advantage of the tax deferral aspect of the policy.

—	All policy value must be allocated to a limited number of specified investment options. You should consult with your registered representative to assist you in determining whether these certain investment options are suited for your financial needs and risk tolerance.

—	Any amount of withdrawals in any rider year that are in excess of the rider withdrawal amount are excess withdrawals.

—	An excess withdrawal may impact the withdrawal base on a greater than dollar-for-dollar basis and may cause you to lose the benefit of this rider.

—	Upon the death of the annuitant (or the death of the surviving spouse if the joint option is elected and the surviving spouse was eligible to and elected to continue the policy), the Retirement Income Max® rider terminates and all benefits thereunder cease.

Like all withdrawals, withdrawals while this rider is in effect also:

—	reduce your policy value;
—	reduce your base policy death benefit and other benefits;
—	may be subject to surrender charges or excess interest adjustments;
—	may be subject to income taxes and federal tax penalties; and
—	may be limited or restricted under certain qualified policies.

48

Rider Withdrawal Amount. You can withdraw up to the rider withdrawal amount in any rider year (after age 59) from your policy value without causing an excess withdrawal. See Withdrawal Base Adjustments below.

The rider withdrawal amount is zero if the annuitant (or the annuitant’s spouse if younger and the joint life option is elected) is not 59 years old on the rider date and remains zero until the first day of the rider year after the annuitant’s (or the annuitant’s spouse’s if younger and the joint life option is elected) 59th birthday. If the annuitant (or the annuitant’s spouse if younger and the joint life option is elected) is at least 59 years old on the rider date, then the rider withdrawal amount is equal to the withdrawal base multiplied by the withdrawal percentage (see below).

For qualified policies: If the plan participant (generally the annuitant) is at least 70 1⁄2 years old, the rider withdrawal amount for that rider year (and each subsequent rider year) is equal to the greater of:

—	the rider withdrawal amount described above; or

—	an amount equal to any minimum required distribution amount (for the tax year on that rider anniversary) calculated using only: (1) the living annuitant’s age, (2) the IRS Uniform Lifetime table or, if applicable, the Joint Life and Survivor Expectancy table, (3) the policy value of the base policy, (prior to the first rider anniversary we use the policy value on the rider date and thereafter we use the policy value on the date prescribed by the IRS) and (4) amounts from the current calendar year (no carry-over from past years).

Only amounts calculated as set forth above can be used as the rider withdrawal amount. ~~If the minimum required distribution amount (determined as set forth above) exceeds the rider withdrawal amount, the excess will not be treated as an excess withdrawal under the rider.SeeAppendix - Hypothetical Adjusted Partial Surrenders - Guaranteed Lifetime Withdrawal Benefit Riders for an example showing the effect of a minimum required distribution amount.~~

If your policy value reaches zero:

—	due to a non-excess withdrawal, then you cannot make premium payments and all other policy features, benefits, and guarantees (except those provided by this rider) are terminated. If your policy value reaches zero by other than an excess withdrawal, we will, unless instructed otherwise, disburse any remaining minimum required distribution amount for the current rider year and set up monthly payments beginning in the next rider year according to your guarantees.

—	due to an excess withdrawal, then this rider terminates (as does the policy).

Please note:

—	If the rider is added prior to the annuitant’s (or the annuitant’s spouse if younger and the joint life option is elected) 59th birthday, the rider withdrawal amount will be zero until the beginning of the rider year after the annuitant’s (or the annuitant’s spouse if younger and the joint life option is elected) 59th birthday, however, you will still be charged a rider fee prior to this time.

—	You cannot carry over any portion of your rider withdrawal amount that is not withdrawn during a rider year for withdrawal in a future rider year. This means that if you do not take the entire rider withdrawal amount during a rider year, you cannot take more than the rider withdrawal amount in the next rider year and maintain the rider’s guarantees.

—	Excess withdrawals may cause you to lose the benefit of the rider.

—	All policy value must be allocated to a limited number of specified investment options. (See Designated Investment Options below.)

Withdrawal Percentage. We use the withdrawal percentage to calculate the rider withdrawal amount. The withdrawal percentage is determined by the annuitant’s age (or the annuitant’s spouse’s age if younger and the joint life option is elected) at the time of the first withdrawal taken on or after the rider anniversary immediately following the annuitant’s (or the annuitant’s spouse’s if younger and the joint life option is elected) 59th birthday.

As noted above, the withdrawal percentage is disclosed in Rate Sheet Prospectus Supplements which may be amended by ~~the Company~~ us from time to time. We are under no obligation to notify you when we amend the Rate Sheet Prospectus Supplement. Please contact your financial intermediary or call our Administrative Office to determine whether the Rate Sheet Prospectus Supplement has been amended. In order to receive the applicable withdrawal percentage: (1) your application must be signed and received within the stated time period ~~during which such withdrawal percentages are applicable~~ set forth in the applicable Rate Sheet Prospectus Supplement and (2) your application must be received and your policy must be funded within the stated time periods set forth in the applicable Rate Sheet Prospectus Supplement. Withdrawal percentages reflected in a Rate Sheet Prospectus Supplement with an effective period that does not include the date you signed your application will not apply to your policy. You should not

49

APPENDIX

DESIGNATED INVESTMENT OPTIONS

The table below identifies the Designated Investment Options available for use with the Guaranteed Minimum Death Benefits and our Guaranteed Lifetime Withdrawal Benefits.

	Return of Premium Death Benefit	Annual Step-Up Death Benefit	Retirement Income Max ® Rider	Retirement Income Max ® Rider	Retirement Income Choice ® 1.6 Rider Designated Allocation Groups
Funds			Before 11/10/14	11/10/14 and After	A	B	C

~~AllianceBernstein~~ AB Balanced Wealth Strategy Portfolio - Class B	Ö	Ö

American Funds - Asset Allocation FundSM - Class 2	Ö	Ö

American Funds - Bond FundSM - Class 2	Ö	Ö	Ö	Ö			Ö

American Funds - Growth FundSM - Class 2	Ö	Ö

American Funds - Growth-Income FundSM - Class 2	Ö	Ö

Fidelity VIP Balanced Portfolio - Service Class 2	Ö	Ö

TA Aegon High Yield Bond - Service Class	Ö	Ö

TA Aegon Money Market - Service Class	Ö	Ö	Ö	Ö			Ö

TA Aegon Tactical Vanguard ETF - Balanced - Service Class(1)	Ö	Ö	Ö			Ö

TA Aegon Tactical Vanguard ETF - Conservative - Service Class(1)	Ö	Ö	Ö	Ö			Ö

TA Aegon Tactical Vanguard ETF - Growth - Service Class(1)	Ö	Ö			Ö

TA Aegon U.S. Government Securities - Service Class	Ö	Ö	Ö	Ö			Ö

~~TA AllianceBernstein~~ AB Dynamic Allocation - Service Class	Ö	Ö					Ö

TA American Funds Managed Risk - Balanced - Service Class(1)	Ö	Ö	Ö			Ö

TA Barrow Hanley Dividend Focused - Service Class	Ö	Ö

TA BlackRock Global Allocation - Service Class	Ö	Ö

TA BlackRock Global Allocation Managed Risk - Balanced - Service Class(1)	Ö	Ö	Ö			Ö

TA BlackRock Global Allocation Managed Risk - Growth - Service Class(1)	Ö	Ö			Ö

TA BlackRock Tactical Allocation - Service Class(1)	Ö	Ö				Ö

TA Clarion Global Real Estate Securities - Service Class	Ö	Ö

TA Janus Balanced - Service Class	Ö	Ö				Ö

TA Legg Mason Dynamic Allocation - Balanced - Service Class(1)	Ö	Ö	Ö	Ö		Ö

TA Legg Mason Dynamic Allocation - Growth - Service Class(1)	Ö	Ö				Ö

TA Madison Balanced Allocation - Service Class(1)	Ö	Ö	Ö			Ö

TA Madison Conservative Allocation - Service Class(1)	Ö	Ö	Ö	Ö			Ö

TA Madison Diversified Income - Service Class	Ö	Ö	Ö			Ö

TA MFS International Equity - Service Class	Ö	Ö

TA Morgan Stanley Mid Cap Growth - Service Class	Ö	Ö

TA PIMCO Tactical - Balanced - Service Class(1)	Ö	Ö	Ö			Ö

TA PIMCO Tactical - Conservative - Service Class(1)	Ö	Ö	Ö	Ö			Ö

TA PIMCO Tactical - Growth - Service Class(1)	Ö	Ö			Ö

TA PIMCO Total Return - Service Class	Ö	Ö	Ö	Ö			Ö

TA PineBridge Inflation Opportunities- Service Class	Ö	Ö	Ö	Ö			Ö

DESIGNATED INVESTMENT OPTIONS — (Continued)

	Return of Premium Death Benefit	Annual Step-Up Death Benefit	Retirement Income Max ® Rider	Retirement Income Max ® Rider	Retirement Income Choice ® 1.6 Rider Designated Allocation Groups
Funds			Before 11/10/14	11/10/14 and After	A	B	C

TA T. Rowe Price Small Cap - Service Class	Ö	Ö

TA TS&W International Equity - Service Class	Ö	Ö

TA Vanguard ETF - Balanced - Service Class(1)	Ö	Ö	Ö	Ö		Ö

TA Vanguard ETF - Conservative - Service Class(1)	Ö	Ö	Ö	Ö			Ö

TA Vanguard ETF - Growth - Service Class(1)	Ö	Ö			Ö

Fixed Account			Ö	Ö			Ö

(1)	This subaccount invests in an underlying fund that utilized a volatility management strategy as part of its investment objective and/or principal investment strategy. See “Investment Restrictions” earlier in the prospectus for information on how volatility management strategies may impact your policy value in certain optional riders.

Certain designated investment options may not be available in all states, at all times or through all financial intermediaries. We may discontinue offering any designated investment option at any time. In some cases, a designated investment option not available through a financial intermediary may be obtained by contacting us directly. For more information on the options available for electing a designated investment option, please contact your financial intermediary or our Administrative Office.

~~The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is contained in a registration statement filed with the Securities and Exchange Commission and we may not sell these securities until that registration statement is effective. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.~~

~~PROSPECTUS SUPPLEMENT (Subject to Completion, Issued February 20, 2015)~~

~~(To Prospectus dated May 1, 2015)~~

MEMBERS® VARIABLE ANNUITY SERIES

Issued by

TRANSAMERICA LIFE INSURANCE COMPANY

SEPARATE ACCOUNT VA B

Supplement dated May 1, 2015

to the

Prospectus dated May 1, 2015

This Rate Sheet Prospectus Supplement (this “supplement”) should be read and retained with the prospectus for the Members® Variable Annuity Series variable annuity. If you would like another copy of the current prospectus, please call us at (800) 525-6205.

We are issuing this supplement to provide the growth percentage and withdrawal percentages that we are currently offering for the Retirement Income Max®. This supplement replaces and supersedes any previously issued Rate Sheet Prospectus Supplement(s), and must be used in conjunction with an effective Members® Variable Annuity Series variable annuity prospectus.

The rates below apply for applications signed between May 1, 2015 and June 30, 2015. The growth percentage and withdrawal percentages may be different than those listed below for applications signed after June 30, 2015. It is also possible for a new Rate Sheet Prospectus Supplement to be filed prior to June 30, 2015, which would supersede this supplement. We are under no obligation to notify you that this Rate Sheet Prospectus Supplement is no longer in effect. Please work with your financial professional or visit www.transamerica.com to confirm the current rates.

GROWTH PERCENTAGE

5.50%

WITHDRAWAL PERCENTAGE

Age at time of first withdrawal	Withdrawal Percentage - Single Life Option*	Withdrawal Percentage - Joint Life Option*
0-58	0.00%	0.00%
59-64	4.20%	3.80%
65-79	5.20%	4.80%
≥ 80	6.20%	5.80%

* The withdrawal percentage is determined by the annuitant’s age (or the annuitant’s spouse’s age if younger and the joint life option is elected) at the time of the first withdrawal taken on or after the benefit anniversary immediately following the annuitant’s (or the annuitant’s spouse’s if younger and the joint life option is elected) 59th birthday.

Please note: In order for you to receive the growth percentage and withdrawal percentages reflected above, your application must be signed within the time period disclosed above or earlier if a new Rate Sheet Prospectus Supplement is filed prior to the end of the period discussed above since that new Rate Sheet Prospectus Supplement would supersede this supplement. We must also receive your completed application within 7 calendar days from the date that this supplement is no longer effective, and the policy must be funded within 60 calendar days from the date that this supplement is no longer effective. If these conditions are not met, your application will be considered not in good order. If you decide to proceed with the purchase of the policy, additional paperwork may be required to issue the policy with the applicable rates in effect at that time.

Please keep this Rate Sheet Prospectus Supplement for future reference.

APPENDIX

PRIOR WITHDRAWAL AND GROWTH PERCENTAGES

The table below identifies the prior percentages for the Retirement Income Max® Rider.

WITHDRAWAL PERCENTAGES

Date	Age at time of first withdrawal	Singe Life Percentage	Joint Life Percentage

	0-58	0.00%	0.00%
	59-64	4.30%	3.80%
	65-79	5.30%	4.80%
Prior to May 1, 2014	≥80	6.30%	5.80%
	0-58	0.00%	0.00%
	59-64	4.30%	4.00%
	65-79	5.30%	5.00%
May 1, 2014 to February 16, 2015	≥80	6.30%	6.00%
	0-58	0.00%	0.00%
	59-64	4.20%	3.80%
	65-79	5.20%	4.80%
February 17, 2015 to May 1, 2015	≥80	6.20%	5.80%

GROWTH PERCENTAGES

Date	Percentage

Prior to May 1, 2014	5.00%
May 1, 2014 to ~~February 16~~ May 1, 2015	5.50%

35

~~PROSPECTUS (Subject to Completion Issued February 20, 2015)~~

~~(To Prospectus dated May 1, 2015)~~

PARTNERS VARIABLE ANNUITY SERIESSM

Transamerica Life Insurance Company Separate Account B (EST. 1/19/1990) 4333 Edgewood Road NE Cedar Rapids, Iowa 52499-0001 (800)525-6205 www.transamerica.com	Transamerica Financial Life Insurance Company Separate Account BNY (EST. 9/27/1994) 4333 Edgewood Road NE Cedar Rapids, Iowa 52499-0001 (800)525-6205 www.transamerica.com

This prospectus describes information you should know before you purchase a Partners Variable Annuity SeriesSM variable annuity. The prospectus describes a contract between each owner and joint owner (“you”) and Transamerica Life Insurance Company or Transamerica Financial Life Insurance Company (“us,” “we,” “our” or “Company”). This is an individual, deferred, flexible premium variable annuity. This variable annuity allows you to allocate your premium payments among the fixed account (if available) and the ~~following portfolio companies~~underlying fund portfolios~~:~~.

~~AllianceBernstein Variable Products Series Fund, Inc. • American Funds Insurance Series® Trust • Fidelity® Variable Insurance Products Fund • GE Investments Funds, Inc. • Transamerica Series Trust~~

This prospectus also refers to the following share classes: B-Share, C-Share, L-Share and X-Share. A share class will be selected on your application and identified in your policy.

This prospectus and the underlying fund prospectuses give you important information about the policies and the underlying fund portfolios. Please read them carefully before you invest and keep them for future reference. You can also contact us to get a Statement of Additional Information (SAI) free of charge. The SAI contains more information about this policy. A registration statement, including the SAI, has been filed with the Securities and Exchange Commission (SEC) and the SAI is incorporated herein by reference. The prospectus and SAI can also be obtained from the SEC’s website (www.sec.gov). The table of contents of the SAI is included at the end of this prospectus. The Securities and Exchange Commission has not approved or disapproved these securities, or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

If you elect the X-Share, we will add a credit to your policy value for each premium payment that you make. Generally, an annuity with a premium enhancement will have higher overall expenses than a similar annuity without a premium enhancement; the amount credited under the premium enhancement may be more than offset by the additional fees and charges associated with the premium enhancement. You should always consider the expenses along with the features and enhancements to be sure that any annuity meets your financial needs and goals.

This variable annuity may not be suitable for everyone. This variable annuity may not be appropriate for people who do not have a long investment time horizon and is not appropriate for people who intend to engage in market timing. You will get no additional tax advantage from this variable annuity if you are investing in a variable annuity through a tax-advantaged retirement plan (such as a 401(k) plan or Individual Retirement Account (“IRA”)). This prospectus is not intended to provide tax, accounting or legal advice.

We are not an investment adviser nor are we registered as such with the SEC or any state securities regulatory authority. We are not acting in any fiduciary capacity with respect to your policy nor are we acting in any capacity on behalf of any tax-advantaged retirement plan. This information does not constitute personalized investment advice or financial planning advice.

Prospectus Date: May 1, 2015

Statement of Additional Information Date: May 1, 2015

The subaccounts available under this policy invest in the following underlying fund portfolios:

SUBACCOUNT	UNDERLYING FUND PORTFOLIO
AB Balanced Wealth Strategy Portfolio - Class B	AB Balanced Wealth Strategy Portfolio - Class B
AB Growth and Income Portfolio – Class B	AB Growth and Income Portfolio – Class B
American Funds - Asset Allocation FundSM - Class 2	American Funds - Asset Allocation FundSM - Class 2
American Funds - Growth FundSM - Class 2	American Funds - Growth FundSM - Class 2
American Funds - Growth-Income FundSM - Class 2	American Funds - Growth-Income FundSM - Class 2
American Funds - International FundSM - Class 2	American Funds - International FundSM - Class 2
Fidelity VIP Balanced Portfolio - Service Class 2	Fidelity VIP Balanced Portfolio - Service Class 2
Fidelity VIP Contrafund ® Portfolio – Service Class 2	Fidelity VIP Contrafund ® Portfolio – Service Class 2
Fidelity VIP Mid Cap Portfolio – Service Class 2	Fidelity VIP Mid Cap Portfolio – Service Class 2
Fidelity VIP Value Strategies Portfolio – Service Class 2	Fidelity VIP Value Strategies Portfolio – Service Class 2
GE Investments Total Return Fund - Class 3	GE Investments Total Return Fund - Class 3
TA Aegon Money Market - Service Class	Transamerica Aegon Money Market VP – Service Class
TA Aegon Tactical Vanguard ETF - Balanced - Service Class	Transamerica Aegon Active Asset Allocation - Moderate VP - Service Class
TA Aegon U.S. Government Securities - Service Class	Transamerica Aegon U.S. Government Securities VP – Service Class
TA American Funds Managed Risk - Balanced - Service Class	Transamerica American Funds Managed Risk VP - Service Class
TA Barrow Hanley Dividend Focused - Service Class	Transamerica Barrow Hanley Dividend Focused VP – Service Class
TA BlackRock Global Allocation - Service Class	Transamerica BlackRock Global Allocation VP - Service Class
TA BlackRock Tactical Allocation - Service Class	Transamerica BlackRock Tactical Allocation VP - Service Class
TA Clarion Global Real Estate Securities - Service Class	Transamerica Clarion Global Real Estate Securities VP – Service Class
TA JPMorgan Enhanced Index - Service Class	Transamerica JPMorgan Enhanced Index VP – Service Class
TA JPMorgan Mid Cap Value - Service Class	Transamerica JPMorgan Mid Cap Value VP – Service Class
TA Jennison Growth - Service Class	Transamerica Jennison Growth VP – Service Class
TA Legg Mason Dynamic Allocation - Balanced - Service Class	Transamerica Legg Mason Dynamic Allocation - Balanced VP - Service Class
TA MFS International Equity - Service Class	Transamerica MFS International Equity VP – Service Class
TA Morgan Stanley Capital Growth - Service Class	Transamerica Morgan Stanley Capital Growth VP – Service Class
TA Morgan Stanley Mid Cap Growth - Service Class	Transamerica Morgan Stanley Mid-Cap Growth VP – Service Class
TA Multi-Manager Alternative Strategies	Transamerica Multi-Manager Alternative Strategies VP
TA PIMCO Total Return - Service Class	Transamerica PIMCO Total Return VP – Service Class
TA Systematic Small Mid Cap Value - Service Class	Transamerica Systematic Small/Mid Cap Value VP – Service Class
TA T. Rowe Price Small Cap - Service Class	Transamerica T. Rowe Price Small Cap VP – Service Class
TA TS&W International Equity - Service Class	Transamerica TS&W International Equity VP – Service Class
TA Torray Concentrated Growth - Service Class	Transamerica Torray Concentrated Growth VP – Service Class
TA Vanguard ETF - Balanced - Service Class	Transamerica Vanguard ETF Portfolio - Balanced VP - Service Class
TA Vanguard ETF - Conservative - Service Class	Transamerica Vanguard ETF Portfolio - Conservative VP - Service Class
TA Vanguard ETF - Growth - Service Class	Transamerica Vanguard ETF Portfolio - Growth VP - Service Class
TA Voya Balanced Allocation - Service Class	Transamerica Voya Balanced Allocation VP - Service Class
TA Voya Conservative Allocation - Service Class	Transamerica Voya Conservative Allocation VP - Service Class
TA Voya Intermediate Bond - Service Class	Transamerica Voya Intermediate Bond VP - Service Class
TA Voya Large Cap Growth - Service Class	Transamerica Voya Large Cap Growth VP - Service Class
TA Voya Limited Maturity Bond	Transamerica Voya Limited Maturity Bond VP - Service Class
TA Voya Mid Cap Opportunities - Service Class	Transamerica Voya Mid Cap Opportunities VP - Service Class
TA Voya Moderate Growth Allocation - Service Class	Transamerica Voya Moderate Growth Allocation VP - Service Class

SUBACCOUNT	UNDERLYING FUND PORTFOLIO
TA WMC US Growth - Service Class	Transamerica WMC US Growth VP – Service Class
Voya Global Perspectives - Class S	Voya Global Perspectives - Class S
Voya Large Cap Value - Class S	Voya Large Cap Value - Class S
Voya Strategic Allocation Conservative - Class S	Voya Strategic Allocation Conservative - Class S
Voya Strategic Allocation Moderate - Class S	Voya Strategic Allocation Moderate - Class S

FEE TABLE AND EXPENSE EXAMPLES

The following describes the fees and expenses that you will pay when buying, owning, and surrendering the policy. We have included any applicable fees and expenses that differ based on share class. Please be certain to review the notes following the fee table and expense examples for further information about the fees and charges presented. The order of the notes follows the order in which the fees and charges under the policy are presented in the fee tables and the expense examples.

The fee table applies only to the accumulation phase and reflects the maximum charges unless otherwise noted. During the income phase the fees may be different than those described in the Fee Table. See EXPENSES.

The first section describes the fees and expenses that you will pay at the time that you buy the policy, surrender the policy, or transfer cash value between investment options. State premium taxes may also be deducted. Excess interest adjustments may be made to amounts surrendered~~, or~~transferred or applied to annuity payment options from cash value from the fixed account. (All fees are maximum for purchases made while this prospectus is effective unless otherwise noted.)

	B-Share	C-Share	L-Share	X-Share

Owner Transaction Expenses:
Front-End Sales Load On Purchase Payments	0%	0%	0%	0%
Contingent Deferred Surrender Charges (as a percentage of premium surrendered)
Number of Years Since Premium Payment Date
Year 1	8%	0%	8%	9%
Year 2	8%	0%	8%	8%
Year 3	7%	0%	7%	7%
Year 4	6%	0%	6%	6%
Year 5	5%	0%	0%	5%
Year 6	4%	0%	0%	4%
Year 7	3%	0%	0%	3%
Year 8	0%	0%	0%	2%
Year 9	0%	0%	0%	1%
Year 10+	0%	0%	0%	0%
Transfer Fee	$0-$10	$0-$10	$0-$10	$0-$10
Special Service Fee	$0-$50*	$0-$50*	$0-$50*	$0-$50*

* $0 - $25 for policies issued prior to May 1, 2015.

The next section describes the fees and expenses that you will pay periodically during the time that you own the policy, not including portfolio fees and expenses. (All fees are maximum for purchases made while this prospectus is effective unless otherwise noted.)

Classes	B-Share	C-Share	L-Share	X-Share

Annual Service Charge	$0-$50	$0-$50	$0-$50	$0-$50
Separate Account Annual Expenses (as a percentage, annually, of average separate account value):
Mortality and Expense Risk Fee	1.00%	1.40%	1.35%	1.35%
Administrative Charge	0.15%	0.15%	0.15%	0.15%
Total Base Separate Account Annual Expenses	1.15%	1.55%	1.50%	1.50%
Optional Separate Account Expenses:
Return of Premium Death Benefit	0.15%	0.15%	0.15%	0.15%
Annual Step-Up Death Benefit	0.35%	0.35%	0.35%	0.35%
Fund Facilitation Fee	0.30%	0.30%	0.30%	0.30%
Liquidity Rider (only available with B-Share)	0.50%	—	—	—
Total Separate Account Annual Expenses with Highest Optional Separate Account Expenses	2.30%	2.20%	2.15%	2.15%

2

Classes	B-Share	C-Share	L-Share	X-Share

Optional ~~Rider Charges~~ Death Benefit Riders:
Additional Death Distribution (annual charge based on policy value)	0.25%	0.25%	0.25%	0.25%
Additional Death Distribution + (annual charge based on policy value)	0.55%	0.55%	0.55%	0.55%

			Maximum	Current

Optional Guaranteed Lifetime Withdrawal Benefit ~~Rider Charges~~ Riders:
Guaranteed Principal SolutionSM (aka Living Benefits Rider) (annual charge - % of Principal Back Total Withdrawal Base)			1.25%	1.25%
Retirement Income Max ® (annual charge - % of Withdrawal Base)			2.00%	1.25%
Retirement Income Choice ® 1.6 (annual charge - % of Withdrawal Base) (for riders issued on or after May 1, 2014)
Base Benefit Designated Allocation Group A			2.20%	1.45%
Base Benefit Designated Allocation Group B			1.85%	1.10%
Base Benefit Designated Allocation Group C			1.45%	0.70%
Additional Benefits available with Retirement Income Choice ® 1.6 rider:
Death Benefit - (Single Life Option)			0.40%	0.40%
Death Benefit - (Joint Life Option)			0.35%	0.35%
Income EnhancementSM - (Single Life Option - Not available in NY)			0.30%	0.30%
Income EnhancementSM - (Joint Life Option - Not available in NY)			0.50%	0.50%
Retirement Income Choice ® 1.6 (annual charge - % of Withdrawal Base) (for riders issued prior to May 1, 2014)
Base Benefit Designated Allocation Group A			2.30%	1.55%
Base Benefit Designated Allocation Group B			1.85%	1.10%
Base Benefit Designated Allocation Group C			1.45%	0.70%
Additional Benefits available with Retirement Income Choice ® 1.6 rider:
Death Benefit - (Single Life Option)			0.40%	0.40%
Death Benefit - (Joint Life Option)			0.35%	0.35%
Income EnhancementSM - (Single Life Option - Not available in NY)			0.30%	0.30%
Income EnhancementSM - (Joint Life Option - Not available in NY)			0.50%	0.50%

The next section shows the lowest and highest total operating expenses charged by the underlying fund portfolios for the year ended December 31, 2014 (before any fee waiver or expense reimbursements). Expenses may be higher or lower in future years. More detail concerning each portfolio’s fees and expenses is contained in the prospectus for each portfolio.

Total Portfolio Annual Operating Expenses (Expenses that are deducted from portfolio assets, including management fees, distribution and/or service 12b-1 fees, and other expenses):
Lowest Gross	0.54%~~%~~
Highest Gross	10.38%~~%~~

The following ~~Example is~~Examples are intended to help you compare the cost of investing in the policy with the cost of investing in other variable annuity policies. These costs include owner transaction expenses, policy fees, separate account annual expenses, and portfolio fees and expenses.

The Example assumes that you invest $10,000 in the policy for the time periods indicated. The Example also assumes that your policy has a 5% return each year, the highest Total Portfolio Annual Operating Expenses of any of the portfolios for the year ended December 31, 2014, and the base policy with the combination of available optional features or riders with the highest fees and

3

expenses, including the highest Fund Facilitation Fee, Annual Step-Up Death Benefit, Additional Death Distribution+ Rider, and Retirement Income Choice® 1.6 Rider - Joint Life with additional Death Benefit and Income EnhancementSM options (~~as of~~prior to May 1, ~~2015~~2014). Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Expense Examples:

If the policy is surrendered at the end of the applicable time period:

	B-Share	B-Share w/Liquidity Rider	C-Share	L-Share	X-Share

1 Year	$ 2,171	$ 2,215	$ 1,491	$ 2,203	$ 2,294
3 Years	$ 4,657	$ 4,758	$ 4,118	$ 4,730	$ 4,732
5 Years	$ 6,672	$ 6,321	$ 6,336	$ 6,313	$ 6,766
10 Years	$10,397	$10,424	$10,483	$10,466	$10,469

If the policy is annuitized at the end of the applicable time period or if you do not surrender your policy:

	B-Share	B-Share w/Liquidity Rider	C-Share	L-Share	X-Share

1 Year	$ 1,451	$ 1,495	$ 1,491	$ 1,483	$ 1,484
3 Years	$ 4,027	$ 4,128	$ 4,118	$ 4,100	$ 4,102
5 Years	$ 6,222	$ 6,321	$ 6,336	$ 6,313	$ 6,316
10 Years	$10,397	$10,424	$10,483	$10,466	$10,469

The Example assumes that you invest $10,000 in the policy for the time periods indicated. The Example also assumes that your policy has a 5% return each year, the highest Total Portfolio Annual Operating Expenses of any of the portfolios for the year ended December 31, 2014, and the base policy with the combination of available optional features or riders with the highest fees and expenses, including the highest Fund Facilitation Fee, Annual Step-Up Death Benefit, Additional Death Distribution+ Rider and Retirement Income Choice® 1.6 Rider - Joint Life with additional Death Benefit and Income EnhancementSM options (on or after May 1, 2014). Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Expense Examples:

If the policy is surrendered at the end of the applicable time period:

	B-Share	B-Share w/Liquidity Rider	C-Share	L-Share	X-Share

1 Year	$ 2,162	$ 2,206	$ 1,481	$ 2,193	$ 2,285
3 Years	$ 4,631	$ 4,732	$ 4,092	$ 4,704	$ 4,707
5 Years	$ 6,632	$ 6,281	$ 6,296	$ 6,273	$ 6,726
10 Years	$10,330	$10,356	$10,417	$10,400	$10,403

4

If the policy is annuitized at the end of the applicable time period or if you do not surrender your policy:

	B-Share	B-Share w/Liquidity Rider	C-Share	L-Share	X-Share

1 Year	$ 1,442	$ 1,486	$ 1,481	$ 1,473	$ 1,475
3 Years	$ 4,001	$ 4,102	$ 4,092	$ 4,074	$ 4,077
5 Years	$ 6,182	$ 6,281	$ 6,296	$ 6,273	$ 6,276
10 Years	$10,330	$10,356	$10,417	$10,400	$10,403

Please remember that ~~the Example is an illustration and does~~these Examples are illustrations and do not represent past or future expenses. Your actual expenses may be lower or higher than those reflected in the ~~Example~~Examples. Similarly, your rate of return may be more or less than the 5% assumed in the ~~Example~~Examples.

For information concerning compensation paid for the sale of the policies, see OTHER INFORMATION - Distributor of the Policies.

NOTES TO FEE TABLE AND EXPENSE EXAMPLES

Owner Transaction Expenses:

Maximum Surrender Charge: The surrender charge, if any is imposed, applies to each premium payment, regardless of how policy value is allocated among the investment options. The surrender charge decreases based on the number of years since the premium payment was made.

Transfer Fee: The transfer fee, if any is imposed, applies to each policy, regardless of how policy value is allocated among the investment options. There is no fee for the first 12 transfers per policy year. For additional transfers, we may charge a fee of $10 per transfer.

Special Service Fees: We may deduct a charge for special services, including overnight delivery; duplicate policies; non-sufficient checks on new business; duplicate Form 1099 and Form 5498 tax forms; duplicate disclosure documents and semi-annual reports; check copies; printing and mailing previously submitted forms; and asset verification requests from mortgage companies. We may charge a fee for each service performed. In addition, we may consider as special services customer initiated changes, modifications and transactions which are submitted in such a manner as to ~~require the Company~~ require us to incur additional processing costs.

Annual Service Charge:

The maximum annual service charge is $50 per policy. In no event will the service charge exceed 2% of the policy value or the maximum amount.

Criteria for Potential Waiver	Potential Waiver Amount*

Policy Value or sum of all premium payments less all withdrawals:
$50,000 thru $249,999.99	up to $35
$250,000 or more	up to $50
Participation in e-delivery program	up to $15

*	In no event will we waive in the aggregate more than the actual annual service charge for any policy year.

Separate Account Annual Expenses:

Mortality and Expense Risk Fee: The mortality and expense risk fee shown is for the accumulation phase with the base death benefit. During the income phase, the mortality and expense risk fee is at an annual rate of 1.25%.

Optional Separate Account Expenses: Any optional separate account expense is in addition to the mortality and expense risk and administrative fees.

5

Redemption fees, transfer limits, and other procedures or restrictions imposed by the underlying funds or our competitors may be more or less successful than ours in deterring market timing or other disruptive trading and in preventing or limiting harm from such trading.

In the absence of a prophylactic transfer restriction (e.g., expressly limiting the number of trades within a given period or limiting trades by their size), it is likely that some level of market timing and disruptive trading will occur before it is detected and steps taken to deter it (although some level of market timing and disruptive trading can occur with a prophylactic transfer restriction). As noted above, we do not impose a prophylactic transfer restriction and, therefore, it is likely that some level of market timing and disruptive trading will occur before we are able to detect it and take steps in an attempt to deter it.

Please note that the limits and restrictions described herein are subject to our ability to monitor transfer activity. Our ability to detect market timing or disruptive trading may be limited by operational and technological systems, as well as by our ability to predict strategies employed by owners (or those acting on their behalf) to avoid detection. As a result, despite our efforts to prevent harmful trading activity among the variable investment options available under this variable insurance product, there is no assurance that we will be able to detect or deter market timing or disruptive trading by such owners or intermediaries acting on their behalf. Moreover, our ability to discourage and restrict market timing or disruptive trading may be limited by decisions of state regulatory bodies and court orders that we cannot predict.

Furthermore, we may revise our policies and procedures in our sole discretion at any time and without prior notice, as we deem necessary or appropriate (1) to better detect and deter harmful trading that may adversely affect other owners, other persons with material rights under the variable insurance products, or underlying fund shareholders generally, (2) to comply with state or federal regulatory requirements, or (3) to impose additional or alternative restrictions on owners engaging in market timing or disruptive trading among the investment options under the variable insurance product. In addition, we may not honor transfer requests if any variable investment option that would be affected by the transfer is unable to purchase or redeem shares of its corresponding underlying fund portfolio.

Underlying Fund Portfolio Frequent Trading Policies. The underlying fund portfolios may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares. Underlying fund portfolios may, for example, assess a redemption fee (which we reserve the right to collect) on shares held for less than a certain period of time. The prospectuses for the underlying fund portfolios describe any such policies and procedures. The frequent trading policies and procedures of an underlying fund portfolio may be different, and more or less restrictive, than the frequent trading policies and procedures of other underlying fund portfolios and the policies and procedures we have adopted for our variable insurance products to discourage market timing and disruptive trading. Owners should be aware that we do not monitor transfer requests from owners or persons acting on behalf of owners against, nor do we apply, the frequent trading policies and procedures of the respective underlying fund portfolios that would be affected by the transfers.

Owners should be aware that we are required to provide to an underlying fund portfolio or its payee, promptly upon request, certain information about the trading activity of individual owners, and to restrict or prohibit further purchases or transfers by specific owners or persons acting on their behalf, identified by an underlying fund portfolio as violating the frequent trading policies established for the underlying fund portfolio.

Omnibus Orders. Owners and other persons with material rights under the variable insurance products also should be aware that the purchase and redemption orders received by the underlying fund portfolios generally are “omnibus” orders from intermediaries such as retirement plans and separate accounts funding variable insurance products. The omnibus orders reflect the aggregation and netting of multiple orders from individual retirement plan participants and individual owners of variable insurance products. The omnibus nature of these orders may limit the underlying fund portfolios’ ability to apply their respective frequent trading policies and procedures.

We cannot guarantee that the underlying fund portfolios will not be harmed by transfer activity relating to the retirement plans or other insurance companies that may invest in the underlying fund portfolios. These other insurance companies are responsible for their own policies and procedures regarding frequent transfer activity. If their policies and procedures fail to successfully discourage harmful transfer activity, it may affect other owners of underlying fund portfolio shares, as well as the owners of all of the variable annuity or life insurance policies, including ours, whose variable investment options correspond to the affected underlying fund portfolios. In addition, if an underlying fund portfolio believes that an omnibus order we submit may reflect one or more transfer requests from owners engaged in market timing and disruptive trading, the underlying fund portfolio may reject the entire omnibus order and thereby delay or prevent us from implementing your request.

Investment Restrictions

If you elect certain optional riders, you will be subject to investment restrictions requiring you to invest in certain underlying fund portfolios, known as designated investment options. In the future, we may change the investment restrictions.

14

One or more of the underlying fund portfolios that may be designated investment options under each optional rider, in part, may include a volatility control strategy. Volatility control strategies, in periods of high market volatility, could limit your participation in market gains; this may conflict with your investment objectives by limiting your ability to maximize potential growth of your policy value and, in turn, the value of any guaranteed benefit that is tied to investment performance. Volatility control strategies are intended to help limit overall volatility and reduce the effects of significant market downturns during periods of high market volatility, providing policy owners with the opportunity for smoother performance and better risk adjusted returns. Volatility control (and similar terms) can encompass a variety of investment strategies of different types and degrees; therefore, you should read the applicable annuity and underlying fund portfolio prospectuses carefully to understand how these investment strategies may affect your policy value and rider benefits. ~~The Company~~Our ~~’s~~ requirement to invest in accordance with designated investment options, which may include volatility control, may reduce our costs and risks associated with this rider. You pay an additional fee for the rider benefits which, in part, pay for protecting the rider benefit base from investment losses. Since the rider benefit base does not decrease as a result of investment losses, volatility control strategies might not provide meaningful additional benefit to you. You should carefully evaluate with your financial advisor whether to invest in underlying fund portfolios with volatility control strategies, taking into consideration the potential positive or negative impact that such strategy may have on your investment objectives, your policy value and the benefits under the riders. If you determine that funds with volatility control strategies are not consistent with your investment objectives, there continues to be other designated investment options available under the riders that do not invest in funds that utilize volatility control strategies.

For more information about the underlying fund portfolios and the investment strategies they employ, please refer to the underlying fund portfolios’ current prospectuses.

EXPENSES

There are charges and expenses associated with your policy that reduce the return on your investment in the policy. In addition to the following charges, there are optional benefits that if selected, assess additional charges. Please see ADDITIONAL FEATURES for more information.

Surrender Charges

During the accumulation phase, you can surrender part or all of the cash value (restrictions may apply to qualified policies). We may apply a surrender charge to compensate us for start-up expenses of the policy relating to sales, including commissions to registered representatives and other promotional expenses.

You can surrender up to 10% of your premium payments each policy year free of surrender charges. This amount is referred to as the surrender charge free amount and is determined at the time of surrender. (This amount is not cumulative, so not surrendering anything in one year does not increase the surrender charge free amount in subsequent years.) If the surrender is in excess of the surrender charge free amount, you might have to pay a surrender charge, which is a contingent deferred sales charge, on the excess amount.

For example, assume you selected the B-Share and your premium is $100,000 and your policy value is $106,000 at the beginning of the second policy year and you surrender $30,000. Since that amount is more than your surrender charge free amount ($10,000), you would pay a surrender charge of $1,600 on the remaining $20,000 [8% of ($30,000 - $10,000)]. Likewise, assume you selected the B-Share and your policy value is $80,000 (premium payments $100,000) at the beginning of the second policy year and you surrender your policy. You would pay a surrender charge of $7,200 [8% of ($100,000 - ($100,000 x 10%))].

You can generally choose to receive the full amount of a requested partial surrender by directing us to deduct any applicable surrender charge (and any applicable excess interest adjustment) from your remaining policy value. You receive your cash value upon full surrender.

Surrender charges are waived if you surrender money under the Nursing Care and Terminal Condition Withdrawal Option or the Unemployment Waiver.

For surrender charge purposes, earnings are considered to be surrendered first, then the oldest premium is considered to be surrendered next. Please note, while there is no surrender charge on the withdrawal of earnings, withdrawn earnings do count towards your surrender charge free amount. This means that withdrawing earnings will reduce (possibly to zero) your surrender charge free amount (10% of premium payments) for that policy year.

Keep in mind that surrenders may be taxable and, if made before age 59 1⁄2, may be subject to a 10% federal penalty tax. For tax purposes, surrenders from nonqualified policies are considered to come from taxable earnings first.

15

IRAs) ~~and/~~or ~~other~~a ~~stretch~~nonqualified ~~annuities whose required distributions are calculated using the Single Life Expectancy Table set forth in Treasury Regulation § 1.401~~annuity under which death benefits are being distributed under a stretch withdrawal option~~(a)(9)-9, A-1~~. The guaranteed lifetime withdrawal benefit is based on our claims-paying ability.

Retirement Income Max® - Base Benefit

Under this benefit, you can receive up to the rider withdrawal amount each rider year (first as withdrawals from your policy value and, if necessary because your policy value goes to zero by other than an excess withdrawal, as payments from us for life), starting with the rider year immediately following the annuitant’s (or the annuitant’s spouse if younger and the joint life option is elected) 59th birthday and lasting until the annuitant’s (or surviving spouse’s if the joint life option is elected) death (unless your withdrawal base is reduced to zero because of an “excess withdrawal”; see Withdrawal Base Adjustments, below). A rider year begins on the rider date and thereafter on each anniversary of that date. The withdrawal percentage and growth percentage that are used to determine your rider withdrawal amount will be disclosed in a Rate Sheet Prospectus Supplement which may be amended from time to time by us.~~the Company~~ We are under no obligation to notify you when we amend the Rate Sheet Prospectus Supplement. Please contact your financial intermediary or call our Administrative Office to determine whether the Rate Sheet Prospectus Supplement has been amended.

Of course, you can always withdraw an amount up to your cash value pursuant to your rights under the policy at your discretion. See the “Appendix - Hypothetical Adjusted Partial Surrenders - Guaranteed Lifetime Withdrawal Benefit Riders” for examples showing the effect of hypothetical withdrawals in more detail.

Please note:

—	You will begin paying the rider charge as of the date the rider takes effect, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid under the rider if you never choose to take withdrawals and/or if you never receive any payments under the rider.

—	We have designed this rider to allow for withdrawals from your policy value each rider year that are less than or equal to the rider withdrawal amount. You should not purchase this rider if you plan to take withdrawals in excess of the rider withdrawal amount, because such excess withdrawals may significantly reduce or eliminate the value of the guarantee provided by the rider.

—	The longer you wait to start making withdrawals under the benefit, the less time you have to benefit from the guarantee because of decreasing life expectancy as you age. On the other hand, the longer you wait to begin making withdrawals, the higher your withdrawal percentage may be, the higher the withdrawal base due to growth may be, and the more opportunities you will have to lock in a higher withdrawal base. You should carefully consider when to begin making withdrawals. There is a risk that you will not begin making withdrawals at the most financially beneficial time for you.

—	Because the guaranteed lifetime withdrawal benefit under this rider is accessed through regular withdrawals that do not exceed the rider withdrawal amount, the rider may not be appropriate for you if you do not foresee a need for liquidity and your primary objective is to take maximum advantage of the tax deferral aspect of the policy.

—	All policy value must be allocated to a limited number of specified investment options. You should consult with your registered representative to assist you in determining whether these certain investment options are suited for your financial needs and risk tolerance.

—	Any amount of withdrawals in any rider year that are in excess of the rider withdrawal amount are excess withdrawals.

—	An excess withdrawal may impact the withdrawal base on a greater than dollar-for-dollar basis and may cause you to lose the benefit of this rider.

—	Upon the death of the annuitant (or the death of the surviving spouse if the joint option is elected and the surviving spouse was eligible to and elected to continue the policy), the Retirement Income Max® rider terminates and all benefits thereunder cease.

Like all withdrawals, withdrawals while this rider is in effect also:

—	reduce your policy value;
—	reduce your base policy death benefit and other benefits;
—	may be subject to surrender charges or excess interest adjustments;
—	may be subject to income taxes and federal tax penalties; and
—	may be limited or restricted under certain qualified policies.

Rider Withdrawal Amount. You can withdraw up to the rider withdrawal amount in any rider year (after age 59) from your policy value without causing an excess withdrawal. See Withdrawal Base Adjustments below.

48

The rider withdrawal amount is zero if the annuitant (or the annuitant’s spouse if younger and the joint life option is elected) is not 59 years old on the rider date and remains zero until the first day of the rider year after the annuitant’s (or the annuitant’s spouse’s if younger and the joint life option is elected) 59th birthday. If the annuitant (or the annuitant’s spouse if younger and the joint life option is elected) is at least 59 years old on the rider date, then the rider withdrawal amount is equal to the withdrawal base multiplied by the withdrawal percentage (see below).

For qualified policies: If the plan participant (generally the annuitant) is at least 70 1⁄2 years old, the rider withdrawal amount for that rider year (and each subsequent rider year) is equal to the greater of:

—	the rider withdrawal amount described above; or

—	an amount equal to any minimum required distribution amount (for the tax year on that rider anniversary) calculated using only: (1) the living annuitant’s age, (2) the IRS Uniform Lifetime table or, if applicable, the Joint Life and Survivor Expectancy table, (3) the policy value of the base policy, (prior to the first rider anniversary we use the policy value on the rider date and thereafter we use the policy value on the date prescribed by the IRS) and (4) amounts from the current calendar year (no carry-over from past years).

Only amounts calculated as set forth above can be used as the rider withdrawal amount. ~~If the minimum required distribution amount (determined as set forth above) exceeds the rider withdrawal amount, the excess will not be treated as an excess withdrawal under the rider.SeeAppendix - Hypothetical Adjusted Partial Surrenders - Guaranteed Lifetime Withdrawal Benefit Riders for an example showing the effect of a minimum required distribution amount.~~

If your policy value reaches zero:

—	due to a non-excess withdrawal, then you cannot make premium payments and all other policy features, benefits, and guarantees (except those provided by this rider) are terminated. If your policy value reaches zero by other than an excess withdrawal, we will, unless instructed otherwise, disburse any remaining minimum required distribution amount for the current rider year and set up monthly payments beginning in the next rider year according to your guarantees.

—	due to an excess withdrawal, then this rider terminates (as does the policy).

Please note:

—	If the rider is added prior to the annuitant’s (or the annuitant’s spouse if younger and the joint life option is elected) 59th birthday, the rider withdrawal amount will be zero until the beginning of the rider year after the annuitant’s (or the annuitant’s spouse if younger and the joint life option is elected) 59th birthday, however, you will still be charged a rider fee prior to this time.

—	You cannot carry over any portion of your rider withdrawal amount that is not withdrawn during a rider year for withdrawal in a future rider year. This means that if you do not take the entire rider withdrawal amount during a rider year, you cannot take more than the rider withdrawal amount in the next rider year and maintain the rider’s guarantees.

—	Excess withdrawals may cause you to lose the benefit of the rider.

—	All policy value must be allocated to a limited number of specified investment options. (See Designated Investment Options below.)

Withdrawal Percentage. We use the withdrawal percentage to calculate the rider withdrawal amount. The withdrawal percentage is determined by the annuitant’s age (or the annuitant’s spouse’s age if younger and the joint life option is elected) at the time of the first withdrawal taken on or after the rider anniversary immediately following the annuitant’s (or the annuitant’s spouse’s if younger and the joint life option is elected) 59th birthday.

As noted above, the withdrawal percentage is disclosed in Rate Sheet Prospectus Supplements which may be amended by ~~the Company~~ us from time to time. We are under no obligation to notify you when we amend the Rate Sheet Prospectus Supplement. Please contact your financial intermediary or call our Administrative Office to determine whether the Rate Sheet Prospectus Supplement has been amended. In order to receive the applicable withdrawal percentage: (1) your application must be signed and received within the stated time period ~~during which such withdrawal percentages are applicable~~ set forth in the applicable Rate Sheet Prospectus Supplement and (2) your application must be received and your policy must be funded within the stated time periods set forth in the applicable Rate Sheet Prospectus Supplement. Withdrawal percentages reflected in a Rate Sheet Prospectus Supplement with an effective period that does not include the date you signed your application will not apply to your policy. You should not purchase this rider without first obtaining the applicable Rate Sheet Prospectus Supplement. You can contact us to receive a Rate Sheet Prospectus Supplement applicable to you. For riders issued prior to May 1, 2015, the applicable withdrawal percentages are set forth in the May 1, 2015 Statement of Additional Information.

49

APPENDIX

DESIGNATED INVESTMENT OPTIONS

The table below identifies the Designated Investment Options available for use with the Guaranteed Minimum Death Benefits and our Guaranteed Lifetime Withdrawal Benefits.

	Return of Premium Death Benefit	Annual Step-Up Death Benefit	Retirement Income Max ® Rider	Retirement Income Max ® Rider	Retirement Income Choice ® 1.6 Rider Designated Allocation Groups
Funds			Before 11/10/14	11/10/14 and After	A	B	C

~~AllianceBernstein~~ AB Balanced Wealth Strategy Portfolio - Class B	Ö	Ö

~~AllianceBernstein~~ AB Growth and Income Portfolio – Class B	Ö	Ö

American Funds - Asset Allocation FundSM - Class 2	Ö	Ö

American Funds - Growth FundSM - Class 2	Ö	Ö

American Funds - Growth-Income FundSM - Class 2	Ö	Ö

American Funds - International FundSM - Class 2	Ö	Ö

Fidelity VIP Balanced Portfolio - Service Class 2	Ö	Ö

Fidelity VIP Contrafund ® Portfolio – Service Class 2	Ö	Ö

Fidelity VIP Mid Cap Portfolio – Service Class 2	Ö	Ö

Fidelity VIP Value Strategies Portfolio – Service Class 2	Ö	Ö

GE Investments Total Return Fund - Class 3	Ö	Ö

TA Aegon Money Market - Service Class	Ö	Ö	Ö	Ö			Ö

TA Aegon Tactical Vanguard ETF - Balanced - Service Class(1)	Ö	Ö		Ö		Ö

TA Aegon U.S. Government Securities - Service Class	Ö	Ö	Ö	Ö			Ö

TA American Funds Managed Risk - Balanced - Service Class(1)	Ö	Ö	Ö			Ö

TA Barrow Hanley Dividend Focused - Service Class	Ö	Ö

TA BlackRock Global Allocation - Service Class	Ö	Ö

TA BlackRock Tactical Allocation - Service Class(1)	Ö	Ö				Ö

TA Clarion Global Real Estate Securities - Service Class	Ö	Ö

TA JPMorgan Enhanced Index - Service Class	Ö	Ö

TA JPMorgan Mid Cap Value - Service Class	Ö	Ö

TA Jennison Growth - Service Class	Ö	Ö

TA Legg Mason Dynamic Allocation - Balanced - Service Class(1)	Ö	Ö		Ö		Ö

~~TA Jennison Growth - Service Class~~	~~Ö~~	~~Ö~~

TA MFS International Equity - Service Class	Ö	Ö

TA Morgan Stanley Capital Growth - Service Class	Ö	Ö

TA Morgan Stanley Mid Cap Growth - Service Class	Ö	Ö

TA PIMCO Total Return - Service Class	Ö	Ö	Ö	Ö			Ö

TA Systematic Small Mid Cap Value - Service Class	Ö	Ö

TA T. Rowe Price Small Cap - Service Class	Ö	Ö

TA Torray Concentrated Growth - Service Class	Ö	Ö

TA TS&W International Equity - Service Class	Ö	Ö

TA Vanguard ETF - Balanced - Service Class(1)	Ö	Ö	Ö	Ö		Ö

DESIGNATED INVESTMENT OPTIONS — (Continued)

	Return of Premium Death Benefit	Annual Step-Up Death Benefit	Retirement Income Max ® Rider	Retirement Income Max ® Rider	Retirement Income Choice ® 1.6 Rider Designated Allocation Groups
Funds			Before 11/10/14	11/10/14 and After	A	B	C

TA Vanguard ETF - Conservative - Service Class(1)	Ö	Ö	Ö	Ö			Ö

TA Vanguard ETF - Growth - Service Class(1)	Ö	Ö			Ö

TA Voya Balanced Allocation - Service Class(1)	Ö	Ö	Ö			Ö

TA Voya Conservative Allocation - Service Class(1)	Ö	Ö	Ö	Ö			Ö

TA Voya Intermediate Bond - Service Class	Ö	Ö

TA Voya Large Cap Growth - Service Class	Ö	Ö

TA Voya Limited Maturity Bond(1)	Ö	Ö	Ö	Ö			Ö

TA Voya Mid Cap Opportunities - Service Class	Ö	Ö

TA Voya Moderate Growth Allocation - Service Class(1)	Ö	Ö			Ö

TA WMC US Growth - Service Class	Ö	Ö

Voya Global Perspectives - Class S	Ö	Ö

Voya Large Cap Value - Class S	Ö	Ö

Voya Strategic Allocation Conservative - Class S	Ö	Ö

Voya Strategic Allocation Moderate - Class S	Ö	Ö

Fixed Account			Ö	Ö			Ö

(1)	This subaccount invests in an underlying fund that utilized a volatility management strategy as part of its investment objective and/or principal investment strategy. See “Investment Restrictions” earlier in the prospectus for information on how volatility management strategies may impact your policy value in certain optional riders.

Certain designated investment options may not be available in all states, at all times or through all financial intermediaries. We may discontinue offering any designated investment option at any time. In some cases, a designated investment option not available through a financial intermediary may be obtained by contacting us directly. For more information on the options available for electing a designated investment option, please contact your financial intermediary or our Administrative Office.

~~The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is contained in a registration statement filed with the Securities and Exchange Commission and we may not sell these securities until that registration statement is effective. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.~~

~~PROSPECTUS SUPPLEMENT (Subject to Completion, Issued February 20, 2015)~~

~~(To Prospectus dated May 1, 2015)~~

PARTNERS VARIABLE ANNUITY SERIES

Issued by

TRANSAMERICA LIFE INSURANCE COMPANY

SEPARATE ACCOUNT VA B

Supplement dated May 1, 2015

to the

Prospectus dated May 1, 2015

This Rate Sheet Prospectus Supplement (this “supplement”) should be read and retained with the prospectus for the Partners Variable Annuity Series variable annuity. If you would like another copy of the current prospectus, please call us at (800) 525-6205.

We are issuing this supplement to provide the growth percentage and withdrawal percentages that we are currently offering for the Retirement Income Max®. This supplement replaces and supersedes any previously issued Rate Sheet Prospectus Supplement(s), and must be used in conjunction with an effective Partners Variable Annuity Series variable annuity prospectus.

The rates below apply for applications signed between May 1, 2015 and June 30, 2015. The growth percentage and withdrawal percentages may be different than those listed below for applications signed after June 30, 2015. It is also possible for a new Rate Sheet Prospectus Supplement to be filed prior to June 30, 2015, which would supersede this supplement. We are under no obligation to notify you that this Rate Sheet Prospectus Supplement is no longer in effect. Please work with your financial professional or visit www.transamerica.com to confirm the current rates.

GROWTH PERCENTAGE

5.50%

WITHDRAWAL PERCENTAGE

Age at time of first withdrawal	Withdrawal Percentage - Single Life Option*	Withdrawal Percentage - Joint Life Option*
0-58	0.00%	0.00%
59-64	4.20%	3.80%
65-79	5.20%	4.80%
≥ 80	6.20%	5.80%

* The withdrawal percentage is determined by the annuitant’s age (or the annuitant’s spouse’s age if younger and the joint life option is elected) at the time of the first withdrawal taken on or after the benefit anniversary immediately following the annuitant’s (or the annuitant’s spouse’s if younger and the joint life option is elected) 59th birthday.

Please note: In order for you to receive the growth percentage and withdrawal percentages reflected above, your application must be signed within the time period disclosed above or earlier if a new Rate Sheet Prospectus Supplement is filed prior to the end of the period discussed above since that new Rate Sheet Prospectus Supplement would supersede this supplement. We must also receive your completed application within 7 calendar days from the date that this supplement is no longer effective, and the policy must be funded within 60 calendar days from the date that this supplement is no longer effective. If these conditions are not met, your application will be considered not in good order. If you decide to proceed with the purchase of the policy, additional paperwork may be required to issue the policy with the applicable rates in effect at that time.

Please keep this Rate Sheet Prospectus Supplement for future reference.

~~The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is contained in a registration statement filed with the Securities and Exchange Commission and we may not sell these securities until that registration statement is effective. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.~~

~~PROSPECTUS SUPPLEMENT (Subject to Completion, Issued February 20, 2015)~~

~~(To Prospectus dated May 1, 2015)~~

PARTNERS VARIABLE ANNUITY SERIES

Issued by

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

SEPARATE ACCOUNT VA BNY

Supplement dated May 1, 2015

to the

Prospectus dated May 1, 2015

This Rate Sheet Prospectus Supplement (this “supplement”) should be read and retained with the prospectus for the Partners Variable Annuity Series variable annuity. If you would like another copy of the current prospectus, please call us at (800) 525-6205.

We are issuing this supplement to provide the growth percentage and withdrawal percentages that we are currently offering on the Retirement Income Max®. This supplement replaces and supersedes any previously issued Rate Sheet Prospectus Supplement(s), and must be used in conjunction with an effective Partners Variable Annuity Series variable annuity prospectus.

The rates below apply for applications signed between May 1, 2015 and June 30, 2015. The growth percentage and withdrawal percentages may be different than those listed below for applications signed after June 30, 2015. It is also possible for a new Rate Sheet Prospectus Supplement to be filed prior to June 30, 2015, which would supersede this supplement. We are under no obligation to notify you that this Rate Sheet Prospectus Supplement is no longer in effect. Please work with your financial professional or visit www.transamerica.com to confirm the current rates.

GROWTH PERCENTAGE

5.50%

WITHDRAWAL PERCENTAGE

Age at time of first withdrawal	Withdrawal Percentage - Single Life Option*	Withdrawal Percentage - Joint Life Option*
0-58	0.00%	0.00%
59-64	4.20%	3.80%
65-79	5.20%	4.80%
≥ 80	6.20%	5.80%

* The withdrawal percentage is determined by the annuitant’s age (or the annuitant’s spouse’s age if younger and the joint life option is elected) at the time of the first withdrawal taken on or after the benefit anniversary immediately following the annuitant’s (or the annuitant’s spouse’s if younger and the joint life option is elected) 59th birthday.

Please note: In order for you to receive the growth percentage and withdrawal percentages reflected above, your application must be signed within the time period disclosed above or earlier if a new Rate Sheet Prospectus Supplement is filed prior to the end of the period discussed above since that new Rate Sheet Prospectus Supplement would supersede this supplement. We must also receive your completed application within 7 calendar days from the date that this supplement is no longer effective, and the policy must be funded within 60 calendar days from the date that this supplement is no longer effective. If these conditions are not met, your application will be considered not in good order. If you decide to proceed with the purchase of the policy, additional paperwork may be required to issue the policy with the applicable rates in effect at that time.

Please keep this Rate Sheet Prospectus Supplement for future reference.

APPENDIX

PRIOR WITHDRAWAL AND GROWTH PERCENTAGES

The table below identifies the prior percentages for the Retirement Income Max® Rider.

WITHDRAWAL PERCENTAGES

Date	Age at time of first withdrawal	Singe Life Percentage	Joint Life Percentage

	0-58	0.00%	0.00%
	59-64	4.30%	3.80%
	65-79	5.30%	4.80%
Prior to May 1, 2014	≥80	6.30%	5.80%
	0-58	0.00%	0.00%
	59-64	4.30%	4.00%
	65-79	5.30%	5.00%
May 1, 2014 to February 16, 2015	≥80	6.30%	6.00%
	0-58	0.00%	0.00%
	59-64	4.20%	3.80%
	65-79	5.20%	4.80%
February 17, 2015 to May 1, 2015	≥80	6.20%	5.80%

NEW YORK WITHDRAWAL PERCENTAGES

Date	Age at time of first withdrawal	Singe Life Percentage	Joint Life Percentage

	0-58	0.00%	0.00%
	59-64	4.30%	3.80%
	65-79	5.30%	4.80%
Prior to May 1, 2014	≥80	6.30%	5.80%
	0-58	0.00%	0.00%
	59-64	4.30%	4.00%
	65-79	5.30%	5.00%
May 1, 2014 to March 1, 2015	≥80	6.30%	6.00%
	0-58	0.00%	0.00%
	59-64	4.20%	3.80%
	65-79	5.20%	4.80%
March 2, 2015 to May 1, 2015	≥80	6.20%	5.80%

GROWTH PERCENTAGES

Date	Percentage

Prior to May 1, 2014	5.00%
May 1, 2014 to ~~February 16~~ May 1, 2015	5.50%

39